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Tableau Software, Inc.

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Tableau Software, Inc.

1621 North 34th Street

Seattle, Washington 98103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2019 Annual Meeting of Stockholders of Tableau Software, Inc. will be held:

Date:	Tuesday, May 21, 2019

Time:	11:00 a.m. local time

Place:	Tableau Software, Inc. 1621 North 34th Street Seattle, Washington 98103

The items of business are:

1.	To elect the three Class III directors named in the accompanying proxy statement.

2.	To approve, on an advisory basis, the compensation of Tableau’s named executive officers.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as Tableau’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

4.	To transact any other business properly brought before the meeting.

These items of business are more fully described in the accompanying proxy statement.

Stockholders of record of Tableau Class A common stock (NYSE: DATA) and Class B common stock as of the close of business on March 25, 2019, the record date of the Annual Meeting, are entitled to vote at the Annual Meeting or any adjournment thereof. Please see the accompanying proxy statement for a list of requirements for admission to the Annual Meeting.

By Order of the Board of Directors,

Keenan Conder

Executive Vice President, General Counsel and Corporate Secretary

Seattle, Washington

April 9, 2019

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 21, 2019. On or about April 9, 2019, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to vote and how to access our proxy statement and annual report to stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Whether or not you intend to be present at the meeting, please vote as promptly as possible by using the Internet or telephone or by signing, dating, and returning the proxy card mailed to those who receive paper copies of the proxy statement.

PROXY STATEMENT — TABLE OF CONTENTS

PROXY STATEMENT SUMMARY

This summary highlights information contained in this proxy statement. You should read the entire proxy statement carefully and consider all information before voting.

2019 Annual Meeting of Stockholders

Tuesday, May 21, 2019 11:00 a.m., local time	Tableau Software, Inc. 1621 North 34th Street Seattle, Washington

Voting Roadmap

Your vote is very important to us and our business. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

Proposals	Board Recommendation	Page
1. Election of three Class III directors to serve for a three-year term	✓ For Each Nominee	44

2. Advisory vote to approve the compensation of our named executive officers	✓ For	45

3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019	✓ For	46

Corporate Governance Highlights

As part of Tableau’s commitment to high ethical standards, our Board follows sound governance practices.

Topic	Practice

Stock Ownership

✓ Guidelines that require our directors and officers to attain and hold a certain level of Tableau stock ownership, better aligning interests with our stockholders.

✓ “No hedging” and “no pledging” policies that prohibit directors and employees from engaging in hedging or pledging transactions with our stock.

Independence & Diversity

✓ Majority of our directors are independent.

✓ Board committees are composed entirely of independent directors.

✓ Continually strive to improve Board diversity in terms of gender, ethnicity, experience, skills, and tenure.

Lead Independent Director	✓ Maintain a lead independent director, John McAdam, in support of the independence of our Board.

Executive Sessions & Risk Oversight	✓ Independent directors meet regularly without management present. ✓ Enterprise risk oversight by Board and Committees.

Separate Board Chair and CEO Roles	✓ Separation of Board Chair and CEO roles reinforces our Board’s independent oversight of management.

Stockholder Outreach	✓ Engaged with significant stockholders during 2018.

Commitment to Community

✓ Focus on making a positive impact on our customers and the communities that support us through our employee matching and corporate giving programs.

✓ Tableau Foundation, a philanthropic initiative led by Tableau employees, encourages the use of facts and analytical reasoning to solve the world’s problems.

Director Nominees

In Proposal No. 1, we are asking you to vote FOR each of the three director nominees listed below. Each director attended at least 75% of all Board meetings and applicable committee meetings during 2018.

Nominee	Age	Director Since
Adam Selipsky President and Chief Executive Officer	52	2016

Christian Chabot Co-founder and Chairman of the Board	47	2003

Christopher Stolte Co-founder, Technical Advisor and Director	46	2003

Executive Compensation Highlights

Our executive compensation program is aligned with our business strategy and is designed to attract and retain top talent and reward the achievement of key business goals. The following practices ensure alignment of interests between stockholders and executives and are considered good governance by our Compensation Committee and by the majority of our stockholders.

Topic	Practice
At-Risk & Performance-Based Compensation	✓ Annual performance-based cash incentive compensation is fully at risk. ✓ For 2019, executive compensation includes performance RSUs.
“Say on Pay”	✓ We ask stockholders annually to provide an advisory vote on our executive pay practices.
No Single Trigger Change-in-Control	✓ Termination of an executive officer’s employment is required following a change-in-control event (“double trigger”).
Recoupment/Clawback	✓ Policy for the recoupment (or clawback) of incentive compensation in the event of a financial restatement.
Consultant & Peer Group	✓ Use independent compensation consultant. ✓ Annually review executive compensation and peer group.
Stock Ownership

✓ Guidelines that require our executives to attain and hold a certain level of Tableau stock ownership, better aligning interests with our stockholders.

✓ “No hedging” and “no pledging” policies that prohibit directors and employees from engaging in hedging or pledging transactions with our stock.

No Perquisites	✓ Our executive officers receive the same benefits that are generally offered to all other employees.
No Employment Agreements	✓ Although we issue offer letters to our executives, none of our named executive officers has an employment agreement providing for a term of employment or other off-market provision.
No Excise Tax Gross-Ups	✓ No tax gross-ups upon a change-in-control.

2018 Business Highlights

For the fiscal year ended December 31, 2018, highlights include the following:

•

Crossed the $1 billion milestone with total 2018 revenue of $1.16 billion on an ASC 606 basis, the revenue recognition standard that we adopted as of January 1, 2018. Under the prior standard, ASC 605, total 2018 revenue was $983 million, a 12% increase over fiscal year 2017;

•

Made significant progress in our shift to subscription licensing of all Tableau products, with 73% ratable license bookings mix on an ASC 605 basis for fiscal year 2018, compared to 41% for fiscal year 2017;

•

Achieved total annual recurring revenue of $840.9 million as of December 31, 2018, up 41% year over year, and subscription annual recurring revenue of $443.2 million as of December 31, 2018, up 127% year over year;

•

Significantly expanded the breadth and depth of our analytics platform with new capabilities such as Tableau Server on Linux, Hyper Data Engine technology, and Tableau Prep Builder, while continuing to strengthen our enterprise capabilities around security, governance, and compliance;

•	Appointed Mark Nelson as our Executive Vice President of Product Development in May 2018; and

•	Added more than 15,700 new customer accounts, bringing our total to more than 86,000 worldwide as of December 31, 2018.

Tableau adopted the new revenue recognition accounting standard Accounting Standards Codification (ASC) 606 effective January 1, 2018 on a modified retrospective basis. Financial results for reporting periods during 2018 are presented in compliance with the new revenue recognition standard; historical financial results for reporting periods prior to 2018 are presented in conformity with amounts previously disclosed under the prior revenue recognition standard ASC 605.

Please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our earnings release on Form 8-K filed with the Securities and Exchange Commission on February 22, 2019 and February 5, 2019, respectively, for more information regarding our business and financial results for 2018.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Proxy Materials

Why am I receiving these materials?

We are furnishing the proxy materials, including this proxy statement and our annual report to stockholders (Annual Report), which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, in connection with the solicitation of proxies by the Board of Directors (the Board) of Tableau Software, Inc. (also referred to as Tableau, the Company, we, us, our, ours, and similar terms) for use at our 2019 Annual Meeting of Stockholders (the Annual Meeting) to be held on May 21, 2019, at 11:00 a.m., local time, at the Company’s offices located at 1621 North 34th Street, Seattle, Washington 98103, including at any adjournments or postponements of the meeting.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

In accordance with the rules of the Securities and Exchange Commission (SEC), we have elected to provide access to the proxy materials primarily via the Internet instead of mailing the full set of printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. On or about April 9, 2019, we mailed to our stockholders the Notice of Internet Availability of Proxy Materials (the Notice) that contains instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Voting Information

What am I voting on?

There are three proposals on the agenda:

1.	Election of the three Class III directors named herein to serve on our Board for a three-year term;

2.	Approval, on an advisory basis, of the compensation of our named executive officers, as described in this proxy statement; and

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

The Board unanimously recommends that you vote “FOR” each of these proposals.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 25, 2019, the record date of the Annual Meeting (the Record Date), will be entitled to vote at the meeting. On the Record Date, there were 75,797,384 shares of Class A common stock and 10,380,023 shares of Class B common stock outstanding and entitled to vote.

Stockholder of Record (Shares Registered in Your Name) – If on the Record Date your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record for purposes of voting at the Annual Meeting. As a stockholder of record, you may vote in person at the meeting or vote by proxy over the telephone, through the Internet, or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner (Shares Registered in the Name of a Broker or Bank) – If on the Record Date your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting, and the deadline for stockholder proposals and nominations has passed. Nonetheless, if any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For your advisory vote on the compensation of our named executive officers and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record (Shares Registered in Your Name) – If you are a stockholder of record, you may vote by proxy over the telephone, through the Internet, or by using a proxy card that you may request or that we may elect to deliver at a later time, or you may vote in person at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy; only your last vote before the close of voting will be counted.

Phone:

To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 20, 2019, to be counted.

Internet:

To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 11:59 p.m., Eastern Time on May 20, 2019, to be counted.

Proxy Card:

To vote using the proxy card that may be delivered to you, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

In Person:	To vote in person at the Annual Meeting, provide a form of photo identification and request a ballot when you arrive.

Beneficial Owner (Shares Registered in the Name of Broker or Bank) – If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted.

In Person:

To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with the proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting is being provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Class A common stock and ten votes for each share of Class B common stock you owned as of the Record Date. The Class A common stock and Class B common stock will vote together as a single class on all proposals described in this proxy statement.

What happens if I do not vote?

Stockholder of Record (Shares Registered in Your Name) – If you are a stockholder of record and do not vote by telephone, through the Internet, by completing the proxy card that may be delivered to you, or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner (Shares Registered in the Name of Broker or Bank) – If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (NYSE) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters would include proposals involving elections of directors (even if not contested) and executive compensation (including any advisory stockholder votes on executive compensation). Accordingly, your broker or nominee may not vote your shares on Proposals 1 and 2 without your instructions, but may vote your shares on Proposal 3, even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each of the three nominees for director, “For” the advisory approval of named executive officer compensation, and “For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record (Shares Registered in Your Name) – You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the below ways. Your most current proxy card or telephone or Internet proxy is the one that is counted.

•	Submit another properly completed proxy card with a later date.

•	Grant a subsequent proxy by telephone or through the Internet.

•	Send a timely written notice that you are revoking your proxy to our Corporate Secretary at 1621 North 34th Street, Seattle, Washington 98103.

•	Attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Beneficial Owner (Shares Registered in the Name of Broker or Bank) – If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count:

•	“For,” “Withhold” and broker non-votes for Proposal 1; and

•	“For” and “Against,” abstentions and broker non-votes for Proposals 2 and 3.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed, assuming that a quorum is present, to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions or Withhold Votes	Effect of Broker Non- Votes
1	Election of three Class III Directors	The three nominees receiving the most “For” votes will be elected	None	None

2	Advisory approval of the compensation of the Company’s named executive officers	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

3	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if shares representing a majority of the aggregate voting power of shares of Class A common stock and Class B common stock (voting together as a single class) entitled to vote are present at the Annual Meeting in person or represented by proxy. On the Record Date, there were 75,797,384 shares of Class A common stock and 10,380,023 shares of Class B common stock outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of shares representing a majority of the voting power present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

Attending the Annual Meeting

How do I attend the Annual Meeting?

Only stockholders as of the Record Date and persons holding proxies from stockholders as of the Record Date may attend the Annual Meeting. If you are a stockholder of record and your shares are registered in your name, you must bring a form of photo identification to the Annual Meeting. If you are a beneficial owner and your shares are held in the name of a broker, trust, bank or other nominee, otherwise known as holding in “street name,” you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares as of the Record Date, together with a form of photo identification, to the Annual Meeting. If you are a representative of an entity that owns shares, you must bring a form of photo identification, evidence that you are the entity’s authorized representative or proxyholder, and, if the entity holds the shares in street name, proof of the entity’s beneficial ownership to the Annual Meeting. If you are a proxyholder, you must bring a valid legal proxy and a form of photo identification to the Annual Meeting. Use of cameras and recording devices will not be permitted at the Annual Meeting. Information on how to vote in person at the meeting is discussed above.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The names of our directors and executive officers and their ages, positions, and biographies as of March 25, 2019, are set forth below. Our executive officers are appointed by, and serve at the direction of, our Board. There are no family relationships among any of our directors or executive officers.

Name	Age	Tableau Position(s)
Adam Selipsky	52	President, Chief Executive Officer and Director
Christian Chabot	47	Co-founder and Chairman of the Board
Patrick Hanrahan	63	Co-founder, Chief Scientist and Director
Christopher Stolte	46	Co-founder, Technical Advisor and Director
Billy Bosworth	49	Director
Elliott Jurgensen, Jr.	74	Director
Hilarie Koplow-McAdams	55	Director
Gerri Martin-Flickinger	56	Director
John McAdam*	68	Director
Brooke Seawell	71	Director
Damon Fletcher	40	Chief Financial Officer
Keenan Conder	56	Executive Vice President, General Counsel and Corporate Secretary
Dan Miller	56	Executive Vice President, Worldwide Field Sales, Services and Support
Mark Nelson	49	Executive Vice President, Product Development

*	Lead independent director. See “Board Composition and Leadership” below for more information.

Adam Selipsky has served as our President, Chief Executive Officer and Director since September 2016. Prior to joining us, Mr. Selipsky served as Vice President, Marketing, Sales and Support for Amazon Web Services, Inc. (AWS), a subsidiary of Amazon.com, from 2005 until September 2016. Prior to AWS, Mr. Selipsky held various roles at RealNetworks, Inc., a provider of Internet streaming media delivery software and services, from 1999 until 2005, including most recently Vice President, SuperPass and RealPlayer. From 1993 until 1999, Mr. Selipsky served as a Principal at Mercer Management Consulting, Inc. (now Oliver Wyman), a management consulting firm. Mr. Selipsky holds an M.B.A. and a B.A. from Harvard University. Mr. Selipsky was chosen to serve on our Board because of his extensive experience in the technology industry and because he is our President and Chief Executive Officer.

Christian Chabot is one of our co-founders and has served as Chairman of our Board since our inception in 2003. Mr. Chabot also served as our President and Chief Executive Officer from our inception in 2003 until September 2016. Prior to joining us, Mr. Chabot served as an Associate Partner at Softbank Venture Capital, a venture capital firm. Prior to Softbank, Mr. Chabot was the President and co-founder of BeeLine LLC, a visualization software company. He holds an M.B.A. from Stanford University, an M.Sc. from the University of Sussex and a B.S. from Stanford University. Mr. Chabot was chosen to serve on our Board because he is a co-founder, a significant stockholder and has a deep understanding of our products and technology.

Patrick Hanrahan is one of our co-founders and has served as a member of our Board and our Chief Scientist since our inception in 2003. Dr. Hanrahan is also currently the CANON Professor of Computer Science and Electrical Engineering at Stanford University, where he teaches computer graphics and is researching visualization, image synthesis, and graphics systems and architectures. Dr. Hanrahan is a part-time employee of Tableau, with approximately 20% of his professional time currently dedicated to Tableau. Prior to joining us, Dr. Hanrahan served as a senior scientist at Pixar Animation Studios. Prior to joining Stanford, Dr. Hanrahan was an Associate Professor at Princeton University. Dr. Hanrahan holds a Ph.D. in Biophysics and a B.S. from the University of Wisconsin-Madison. Dr. Hanrahan was chosen to serve on our Board because he is a co-founder, a significant stockholder and, as our Chief Scientist, has a deep understanding of our products and technology.

Chris Stolte is one of our co-founders, has served as a member of our Board since our inception in 2003 and has been our Technical Advisor since August 2016. Dr. Stolte served as our Chief Development Officer from May 2010 until August 2016 and, prior to that, served as our Vice President of Engineering. Prior to joining us, Dr. Stolte was the Chief Technology Officer and co-founder of BeeLine LLC. Dr. Stolte holds a Ph.D. in Computer Science from Stanford University and a B.S. from Simon Fraser University. Dr. Stolte was chosen to serve on our Board because he is a co-founder, a significant stockholder and has a deep understanding of our products and technology.

Billy Bosworth has served as a member of our Board since May 2015. Mr. Bosworth has served as the President and Chief Executive Officer and as a member of the board of DataStax, Inc., a provider of open-source and big-data database technology, since May 2011. Prior to joining DataStax, Mr. Bosworth held positions at Quest Software, a provider of systems management software, from June 2005 to May 2011, where his most recent role was Vice President and General Manager of the database business unit. Mr. Bosworth holds a B.S. in Information Science and Data Processing from the University of Louisville. Mr. Bosworth was chosen to serve on our Board due to his experience in the database industry, and in particular, his extensive background in product management and development.

Elliott Jurgensen, Jr. has served as a member of our Board since September 2012. Mr. Jurgensen retired from KPMG LLP, an international public accounting firm, in January 2003 after 32 years, including 23 years as an audit partner. During his public accounting career at KPMG, he held a number of leadership positions, including Managing Partner of the Bellevue, Washington office from 1982 to 1991 and Managing Partner of the Seattle, Washington office from 1993 to 2002. Mr. Jurgensen also serves on the board of a privately held technology company and served as a director of publicly held companies BSquare Corporation, from January 2003 to June 2016 when he resigned; McCormick & Schmick’s Seafood Restaurants, Inc., from July 2004 until December 2011 when it was acquired; and Isilon Systems, Inc., from April 2006 to December 2010 when it was acquired by EMC Corporation (now Dell EMC). Mr. Jurgensen holds a B.S. from California State University, San Jose. Mr. Jurgensen was chosen to serve on our Board due to his substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing publicly-traded companies and a deep understanding of accounting principles and financial reporting rules and regulations. He also brings professional service expertise, technology industry experience, experience as a public company board member, and sales and marketing experience at KPMG.

Hilarie Koplow-McAdams has served as a member of our Board since December 2016. Ms. Koplow-McAdams has been a Venture Partner with New Enterprise Associates (NEA), a venture capital firm, since December 2017. Prior to joining NEA, Ms. Koplow-McAdams served as the President of New Relic, Inc., a digital intelligence company, from October 2015 until April 2017 and, prior to that, served as New Relic’s Chief Revenue Officer from December 2013 to September 2015. Prior to New Relic, Ms. Koplow-McAdams served as President of Global Sales at salesforce.com, inc., a software company, from April 2013 to November 2013. Ms. Koplow-McAdams also held a variety of other positions at salesforce.com, including President of the Commercial and SMB unit from February 2012 to April 2013, Executive Vice President of Worldwide Sales from May 2010 to February 2012, and Executive Vice President of Global Corporate Sales from May 2008 to May 2010. From 2006 to 2008, Ms. Koplow-McAdams served as Vice President of Direct Sales at Intuit Inc., a software company. In addition, Ms. Koplow-McAdams previously served in various senior sales roles at Oracle Corporation, a computer technology company, where her most recent role was Senior Vice President of Oracle Direct. Ms. Koplow-McAdams has also served on the board and compensation committee of Zendesk, Inc., a global customer service software company, since September 2017 and on the boards of a number of privately held technology companies and non-profit organizations. Ms. Koplow-McAdams also served on the board of directors of Informatica Corp., a data integration software company, from March 2014 until August 2015 when it was acquired. Ms. Koplow-McAdams holds an M.A. in Public Policy from the University of Chicago and a B.A. in Sociology from Mills College. Ms. Koplow-McAdams was chosen to serve on our Board due to her leadership and global expertise as an executive, with particular expertise in sales, of publicly-traded international technology companies and her experience in senior management of high growth technology companies, including software and emerging technology companies.

Gerri Martin-Flickinger has served as a member of our Board since January 2018. Ms. Martin-Flickinger has served as Executive Vice President and Chief Technology Officer of Starbucks Corporation since October 2015. Prior to joining Starbucks, Ms. Martin-Flickinger served as Senior Vice President and Chief Information Officer at Adobe Systems, Inc., from April 2007 to October 2015. From November 2005 to April 2007, Ms. Martin-Flickinger was Chief Information Officer at VeriSign. From May 1997 to October 2001, Ms. Martin-Flickinger

served as Senior Vice President and Chief Information Officer at McAfee Associates, Inc. Ms. Martin-Flickinger began her career at Chevron Corporation, where she held several senior leadership roles. Ms. Martin-Flickinger holds a B.S. in Computer Science from Washington State University. Ms. Martin-Flickinger was chosen to serve on our Board due to her expertise in enterprise technology requirements and leadership experience at innovative technology companies.

John McAdam has served as a member of our Board since December 2012 and as our lead independent director since May 2015. Mr. McAdam served as President and Chief Executive Officer of F5 Networks, Inc., a provider of application delivery networking technology, from 2000 until his retirement in April 2017 (with the exception of the period of July 2015 to December 2015, when he served as F5’s non-executive Board Chairman) and has served on F5’s board of directors since 2000. Prior to joining F5 Networks, Mr. McAdam served as General Manager of the Web server sales business at IBM from September 1999 to July 2000. From January 1995 until August 1999, Mr. McAdam served as the President and Chief Operating Officer of Sequent Computer Systems, Inc., a manufacturer of high-end open systems, which was sold to IBM in September 1999. Mr. McAdam also has served on the board of Nutanix, Inc., a provider of converged infrastructure solutions, since August 2015 and two private companies. Mr. McAdam also previously served on the board of Apptio, Inc., a provider of technology business management, from February 2013 until its acquisition by Vista Equity Partners in January 2019. Mr. McAdam holds a B.S. from the University of Glasgow, Scotland. Mr. McAdam was chosen to serve on our Board due to his experience in the technology industry, and in particular, his experience managing F5 Networks through a period of high growth.

Brooke Seawell has served as a member of our Board since November 2011. Mr. Seawell has been a Venture Partner with NEA, since January 2005. Prior to joining NEA, Mr. Seawell was a Partner with Technology Crossover Ventures, a venture capital firm, from February 2000 to December 2004. Mr. Seawell also served as Executive Vice President of NetDynamics Inc., an application server software company that was acquired by Sun Microsystems, Inc., from 1997 to 1998, and Senior Vice President, Finance and Operations and Chief Financial Officer of Synopsys, an electronic design automation software company, from 1991 to 1997. Mr. Seawell previously served as Vice President, Finance and Production, and Chief Financial Officer of Weitek Corporation, a fabless semiconductor company, from 1983 to 1991, and co-founder and Chief Financial Officer of Southwall Technologies, Inc., a complex thin film coatings company, from 1979 to 1983. Mr. Seawell currently serves on the board of directors of NVIDIA Corporation, a visual computing company, Tenable Holdings, Inc., the cyber exposure company, and of various private technology companies. Mr. Seawell also previously served on the board of directors of Glu Mobile, Inc., a publisher of mobile games, from June 2006 until February 2014, and of Informatica Corp., a data integration software company, from 1997 to August 2015 when it was acquired. Mr. Seawell holds an M.B.A. from Stanford University and a B.A. from Stanford University. Mr. Seawell was chosen to serve on our Board due to his more than 30 years of experience in technology finance and operations, including having served as the chief financial officer of two public companies, his experience in the venture capital industry, and his experience as a director of technology companies.

Damon Fletcher has served as our Chief Financial Officer since June 2018 and, prior to that, served in various finance and accounting roles since joining Tableau in January 2014. Most recently, Mr. Fletcher served as our Interim Chief Financial Officer since February 2018, as Senior Vice President of Finance since July 2016 and, prior to that, served in roles as vice president in finance and technical accounting from April 2014 to July 2016. Prior to joining us, Mr. Fletcher served as a certified public accountant at PricewaterhouseCoopers LLP, an international public accounting firm, from September 2002 to January 2014. Mr. Fletcher holds an MAcc from the University of Florida and a B.A. from University of North Florida.

Keenan Conder has served as our Executive Vice President, General Counsel and Corporate Secretary since May 2016 and, prior to that, as our Vice President, General Counsel and Corporate Secretary since joining Tableau in January 2012. Previously, Mr. Conder served as Vice President, General Counsel and Corporate Secretary of Isilon Systems, Inc., a data storage company, which was subsequently acquired by EMC Corporation (now Dell EMC), from 2007 to 2012. Mr. Conder previously served as Senior Vice President, General Counsel and Corporate Secretary of Expedia, Inc. Mr. Conder received his J.D. from Wake Forest University and holds a B.A. from the University of North Carolina at Chapel Hill.

Dan Miller has served as our Executive Vice President, Worldwide Field Sales, Services and Support since February 2017. Prior to joining us, Mr. Miller served as Senior Vice President, ISV/OEM and Java Businesses at Oracle Corporation, from April 2015 until January 2017. Mr. Miller previously served as Senior Vice President, Worldwide Enterprise Sector at Juniper Networks, Inc., a developer of networking products, from November

2010 to March 2015. From 2009 to 2010, Mr. Miller served as VP and GM Global Technology Services Sales, Alliances and Operations at Hewlett Packard (now HP Inc.) and, prior to that, Vice President, Global Accounts and Industries, from 2008 to 2009. Prior to Hewlett Packard, Mr. Miller held a variety of positions at Sun Microsystems (acquired by Oracle in 2010), from 1988 until 2008, including Senior Vice President, Global Systems and Storage Practice and President, Sun Microsystems Japan. Mr. Miller holds a B.S. from the University of Colorado.

Mark Nelson has served as our Executive Vice President, Product Development, since May 2018. Prior to joining us, Mr. Nelson served as Chief Technical Officer at SAP Concur (formerly, Concur Technologies, Inc. until its acquisition by SAP SE in November 2014), from December 2013 until May 2018. Mr. Nelson previously served as a Vice President and Architect at Oracle Corporation, from 1997 until 2013. Mr. Nelson holds a B.S. in General Engineering and an M.S. in Computer Science from the University of Illinois at Urbana-Champaign.

Board Composition and Leadership

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Our Board presently has ten authorized directors. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Since September 2016, Mr. Selipsky has served as our Chief Executive Officer and, since our formation, Mr. Chabot as our Chairman of the Board. Our Board believes that the separation of the positions of Chairman of the Board and CEO serves to reinforce the independence of the Board in its oversight of the business and affairs of the Company. Moreover, this separation creates an environment conducive to objective evaluation and oversight of management’s performance, increasing management accountability, and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. The Company further believes that it is advantageous to have a Chairman of the Board with an extensive history with, and knowledge of, the Company. Accordingly, since Mr. Chabot served as our CEO since the Company’s founding until the hiring of Mr. Selipsky in September 2016, he has retained the role of Chairman.

We also have a lead independent director position, held by Mr. McAdam since May 2015. As lead independent director, Mr. McAdam presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors, and performs such additional duties as our Board may otherwise determine and delegate.

The below table sets forth each of our directors, including membership information as of December 31, 2018, for each of our standing Board committees. Further information, including their ages and biographies, are included in the “Directors and Executive Officers” section above.

Name	Director	Class	Current Term	Committee memberships

	Since		Expires	AC	CC	NGC
Nominees for director (terms expiring at the Annual Meeting)
Adam Selipsky	2016	III	2019
Christian Chabot	2003	III	2019
Christopher Stolte	2003	III	2019
Directors continuing in office (terms expiring at the 2020 and 2021 annual meeting)

Billy Bosworth	2015	II	2021

Patrick Hanrahan	2003	II	2021

Elliott Jurgensen, Jr.	2012	I	2020

Hilarie Koplow-McAdams	2016	II	2021

Gerri Martin-Flickinger	2018	I	2020

John McAdam *	2012	I	2020

Brooke Seawell	2011	I	2020

*	Lead independent director. See “Board Composition and Leadership” below for more information.

AC: Audit Committee CC: Compensation Committee NGC: Nominating and Corporate Governance Committee	Chair	Member

We encourage, but do not require, our directors and nominees for director to attend the Annual Meeting. Three of our directors attended our annual meeting held last year.

Board Meetings and Committees

The Board met five times during 2018. Each Board member attended 75% or more of the aggregate number of all Board and applicable committee meetings held during the portion of the last fiscal year for which he or she served as a director or committee member.

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of our committees operates under a written charter adopted by our Board. All of the current committee charters are available to stockholders on the Investor Relations section of our website at investors.tableau.com/corporate-governance.

Our Board may establish other committees to facilitate the management of our business. The composition and functions of each of our current standing committees are described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

The Audit Committee reviews and provides oversight of our accounting and financial reporting processes and financial statement audits, reviews our financial controls, and consults with and reviews the services provided by our independent registered public accounting firm. During 2018, the Audit Committee held eight meetings.

Our Audit Committee currently comprises Mr. Seawell (as chairperson), Mr. Jurgensen, Mr. McAdam, and Ms. Martin-Flickinger. Our Board has determined each member of the Audit Committee to be independent under the NYSE listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the

Exchange Act). Our Board has determined that each of Mr. Seawell and Mr. Jurgensen is an “audit committee financial expert” within the meaning of SEC regulations. Our Board has also determined that each of the directors serving on our Audit Committee has the requisite financial expertise required under the applicable requirements of the NYSE. In arriving at this determination, our Board has examined each Audit Committee member’s scope of professional experience.

Compensation Committee

The Compensation Committee establishes, reviews, and approves the compensation and benefits to be provided to our executive officers; reviews and recommends to our Board the compensation for our directors; evaluates and administers the equity plans; and establishes policies with respect to equity compensation arrangements. During 2018, the Compensation Committee held five meetings.

Our Compensation Committee currently comprises Mr. Jurgensen (as chairperson), Mr. Bosworth and Ms. Koplow-McAdams. Our Board has determined each member of the Compensation Committee to be independent under the NYSE listing standards and the rules and regulations of the SEC, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code (the Code). The Compensation Committee has the authority to retain compensation consultants to assist in the evaluation of executive compensation and has the authority to approve any consultants’ fees and retention terms. Additional information regarding the Compensation Committee’s processes and procedures, including the role of compensation consultants in evaluating the amount or form of executive and director compensation, can be found in the “Compensation Discussion and Analysis” section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As noted above, the Company’s Compensation Committee consists of Mr. Jurgensen (as chairperson), Mr. Bosworth, and Ms. Koplow-McAdams. None of the members of the Compensation Committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (also referred to as the Nominating Committee) searches for, and recommends to the Board, potential nominees for Board positions, makes recommendations to the Board regarding size and composition of the Board, periodically reviews and evaluates director performance and recommends to the Board and management areas for improvement, and develops and recommends to the Board the governance principles applicable to Tableau. During 2018, the Nominating Committee held two meetings.

Our Nominating Committee currently comprises Mr. McAdam (as chairperson) and Mr. Bosworth. Our Board has determined each member of the Nominating Committee to be independent under the NYSE listing standards.

Director Selection and Nominations

Director Qualifications

As outlined in our Corporate Governance Guidelines, the Board and Nominating Committee believe that each of our directors should have the highest personal integrity and ethics. The Board and Nominating Committee also intend to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. The Board and Nominating Committee retain the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Board and Nominating Committee typically consider diversity, age, skills, and such other factors as it deems appropriate, given the current needs of the Board and the Company and to maintain a balance of knowledge, experience, and capability.

Process for Nominating Directors

In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. The Nominating Committee may use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board.

Candidates may come to the attention of the Nominating Committee from a variety of sources, including current Board members, stockholders, management, and third-party search firms retained by us. When used, the third-party search firm assists the Nominating Committee with the screening and interview process. All candidates are reviewed in the same manner, regardless of whether or not the candidate was recommended internally or by a third-party search firm or a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to our Corporate Secretary on a timely basis as set forth in the section below entitled “Stockholder Proposals.” Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director, and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and willingness to serve as a director if elected.

Corporate Governance and Board Matters

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather, administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, including risks related to data privacy and cybersecurity, in addition to oversight of the performance of our internal audit function. Our Nominating Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our full Board oversees our enterprise risk management process.

Typically, the entire Board meets periodically with senior management responsible for the Company’s risk management, and the applicable Board committees meet periodically with the employees responsible for risk management in the committees’ respective areas of oversight. The Board as a whole and the various standing committees receive periodic reports from the head of the Company’s legal and operations groups, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Stockholder Communications with the Board of Directors

Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. The Stockholder Communication Policy is available on the Company’s website at

investors.tableau.com/corporate-governance. In addition, any interested person may communicate directly with the lead independent director or the independent or non-management directors by following the procedures for such communications in the Stockholder Communication Policy.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at investors.tableau.com/corporate-governance. We intend to disclose any amendments to this code, or any waivers of its requirements, on our website, to the extent required by the applicable rules and exchange requirements.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines are available on the Company’s website at investors.tableau.com/corporate-governance.

Other Policies

Our insider trading policy prohibits our employees, consultants, and directors from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging, inherently speculative transaction, or similar transaction designed to decrease the risks associated with holding Company securities. In addition, all individuals covered by the insider trading policy, including our directors and executive officers, are prohibited from pledging Company securities as collateral for loans and may not hold Company securities in margin accounts.

Director Independence and Related Person Transactions

Director Independence

Our Board has undertaken a review of its composition, the composition of its committees, and the independence of each director and nominee for director. Our Board has determined that, other than Mr. Selipsky, Mr. Chabot, Dr. Stolte, and Dr. Hanrahan, by virtue of their positions as Chief Executive Officer, Co-Founder and Chairman of the Board, Co-Founder and Technical Advisor, and Co-Founder and Chief Scientist, respectively, none of our directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. Accordingly, a majority of our directors are independent, as required under applicable NYSE rules. In making this determination, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Transactions with Related Persons

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons, are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $100,000 and such person would have a direct or indirect interest, must first be presented to our Audit

Committee for review, consideration, and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable to us than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Please see the “Executive Compensation” and “Director Compensation” sections of this proxy statement for a description of compensation arrangements with our named executive officers and directors.

Conversion Agreements – We have entered into conversion agreements with each of our founders: Christian Chabot, Christopher Stolte, and Patrick Hanrahan. Pursuant to the conversion agreements, each founder has agreed to effect conversion of his shares of Class B common stock into Class A common stock, effective automatically upon the termination of such founder’s continuous service for any reason whatsoever, subject only to approval of our Board. In the conversion agreements, continuous service is defined to mean that the founder’s service with us, whether as an employee, a member of our Board or a consultant, is not interrupted or terminated. A mere change in capacity from employee and member of our Board to that of a consultant would not result in a termination of continuous service as long as there is no interruption in service to us.

Indemnification Agreements – Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with each of our current directors, officers, and some of our employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

SECURITIES OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 11, 2019, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A common stock or Class B common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A and Class B common stock that they beneficially own, subject to applicable community property laws.

Our calculation of the percentage of beneficial ownership is based on 75,780,464 shares of our Class A common stock and 10,396,943 shares of our Class B common stock outstanding as of March 11, 2019. Class A and Class B common stock subject to stock options currently exercisable or exercisable within 60 days of March 11, 2019, is deemed to be outstanding for computing the percentage ownership of the person holding the stock options, and the percentage ownership of any group of which the holder is a member, but is not deemed outstanding for computing the percentage of any other person. As of March 11, 2019, none of our directors or executive officers held restricted stock units (RSUs) that would vest within 60 days of March 11, 2019.

The table is based upon information supplied by officers, directors, principal stockholders, and Schedules 13D and 13G filed with the SEC. The address of each executive officer and director, unless otherwise indicated by footnote, is c/o Tableau Software, Inc., 1621 North 34th Street, Seattle, Washington 98103.

	Class A Common Stock		Class B Common Stock		% of Total Voting Power †
Name of Beneficial Owner	Number of Shares	% of Total	Number of Shares	% of Total
Executive Officers, Directors and Nominees for Director:
Adam Selipsky (1)	58,282	*	—	—	*
Christian Chabot	3,536	*	2,346,062	22.6%	13.1%
Patrick Hanrahan(2)	—	—	6,863,170	66.0%	38.2%
Christopher Stolte(3)	3,536	*	1,397,937	13.1%	7.7%
Billy Bosworth(4)	8,278	*	1,000	*	*
Elliott Jurgensen, Jr.(5)	2,073	*	29,000	*	*
Hilarie Koplow-McAdams	4,673	*	—	—	*
Gerri Martin-Flickinger	1,161	*	—	—	*
John McAdam(6)	16,186	*	15,000	*	*
Brooke Seawell(7)	10,648	*	20,000	*	*
Damon Fletcher	2,761	*	—	—	*
Thomas Walker(8)	13,346	*	—	—	*
Keenan Conder	42,415	*	—	—	*
Dan Miller	5,163	*	—	—	*
Mark Nelson (9)	—	—	—	—	—
All executive officers and directors as a group (15 persons)(10)	172,058	*	10,672,169	99.6%	58.4%
Other 5% Stockholders:
BlackRock, Inc.(11)	3,841,171	5.1%	—	—	2.1%
FMR LLC(12)	3,984,077	5.3%	—	—	2.2%
Matrix Capital Management LP(13)	3,825,000	5.0%	—	—	2.1%
T. Rowe Price Associates, Inc.(14)	11,438,461	15.1%	—	—	6.4%
The Vanguard Group, Inc.(15)	6,744,171	8.9%	—	—	3.8%

*	Represents beneficial ownership of less than 1% of the outstanding common stock or total voting power, as applicable.

†

Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share. The Class A common stock and Class B common stock vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances.

(1)	Includes 46,875 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 11, 2019.

(2)	Represents shares of Class B common stock held by the Patrick M. Hanrahan & Delle R. Maxwell Trust Dated 3/24/2008, for which Dr. Hanrahan holds voting and dispositive power.

(3)	Includes 259,812 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 11, 2019.

(4)	Includes 1,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 11, 2019.

(5)	Includes 29,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 11, 2019.

(6)	Includes 15,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 11, 2019.

(7)

Includes (i) 10,000 shares of Class A common stock held by the Rosemary & A. Brooke Seawell Revocable Trust dated 12/20/09, restated 8/7/18, for which Mr. Seawell holds voting and dispositive power (ii) 10,000 shares of Class B common stock held by the Rosemary & A. Brooke Seawell Revocable Trust dated 12/20/09, restated 8/7/18, for which Mr. Seawell holds voting and dispositive power and (iii) 10,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 11, 2019.

(8)	As of February 1, 2018, Mr. Walker was no longer an executive of Tableau, but remains an employee of Tableau as of the table date.

(9)	Mr. Nelson joined Tableau in May 2018.

(10)

Includes (i) 46,875 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 11, 2019 and (ii) 314,812 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 11, 2019.

(11)

Based solely on information provided in a Schedule 13G filed with the SEC by BlackRock, Inc. on February 8, 2019, reflecting beneficial ownership of Class A common stock as of December 31, 2018. According to this filing, BlackRock has sole voting power with regard to 3,564,774 shares of Class A common stock and sole dispositive power with regard to 3,841,171 shares of Class A common stock. The principal business address of BlackRock is 55 E. 52nd Street, New York, New York 10055.

(12)

Based solely on information provided in a Schedule 13G filed with the SEC by FMR LLC on February 13, 2019, reflecting beneficial ownership of Class A common stock as of December 31, 2018. According to this filing, FMR has sole voting power with regard to 668,421 shares of Class A common stock and sole dispositive power with regard to 3,984,077 shares of Class A common stock. The principal business address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(13)

Based solely on information provided in a Schedule 13G filed with the SEC on behalf of Matrix Capital Management Company LP (Matrix) and David E. Goel on February 14, 2019, reflecting beneficial ownership of Class A common stock as of December 31, 2018. According to this filing, Matrix has sole voting power with regard to 3,825,000 shares of Class A common stock and sole dispositive power with regard to all reported shares of Class A common stock and (ii) David E. Goel has sole voting power with regard to 3,825,000 shares of Class A common stock and sole dispositive power with regard to all reported shares of Class A common stock. David E. Goel is the Managing General Partner of Matrix. The principal business address of each of the reporting persons is c/o Matrix Capital Management Company LP, Bay Colony Corporate Center, 1000 Winter Street, Suite 4500, Waltham, Massachusetts 02451.

(14)

Based solely on information provided in a Schedule 13G/A filed with the SEC on behalf of T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. on February 14, 2019, reflecting beneficial ownership of Class A common stock as of December 31, 2018. According to this filing, (i) T. Rowe Price Associates, Inc. has sole voting power with regard to 3,014,910 shares of Class A common stock and sole dispositive power with regard to 11,438,461 shares of Class A common stock and (ii) T. Rowe Price New Horizons Fund, Inc. has sole voting power with regard to 3,698,498 shares of Class A common stock. The principal business address of these entities is 100 E. Pratt Street, Baltimore, Maryland 21202.

(15)

Based solely on information provided in a Schedule 13G/A filed with the SEC on February 13, 2019, by The Vanguard Group, Inc. (VGI), reflecting beneficial ownership of Class A common stock as of December 31, 2018. According to this filing, VGI has sole voting power with regard to 39,506 shares of Class A common stock, shared voting power with regard to 12,358 shares of Class A common stock, sole dispositive power with regard to 6,699,411 shares of Class A common stock and shared dispositive power with regard to 44,760 shares of Class A common stock. The reported shares of Class A common stock include 32,402 shares of Class A common stock beneficially owned by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of VGI, as a result of its serving as investment manager of collective trust accounts, and 19,462 shares of Class A common stock beneficially owned by Vanguard Investments Australia, Ltd., a wholly owned subsidiary of VGI, as a result of its serving as an investment manager of Australian investment offerings. The principal business address of these entities is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and holders of more than ten percent of our Class A and Class B common stock, to file reports with the SEC regarding their ownership and changes in ownership of our securities.

Based upon a review of the filings with the SEC and written representations by our directors and executive officers that no other reports were required, we believe that all of our directors, executive officers, and all persons known to us to be ten percent stockholders, complied during fiscal year 2018 with the applicable reporting requirements of Section 16(a) of the Exchange Act.

DIRECTOR COMPENSATION

Board Compensation for Non-Employee Directors

Our directors play a critical role in guiding our strategic direction and overseeing our management. In order to compensate them for their substantial time commitment, we provide a mix of cash and equity-based compensation to our non-employee directors. None of our employee directors receives additional compensation for his service on our Board.

The Compensation Committee of the Board reviews and assesses non-employee director pay levels every two years with the assistance of its independent compensation consultant Radford, a consulting unit of Aon plc (Radford). This process involves a review of market data, including an assessment against the director compensation programs of companies in our executive compensation peer group, an update on recent trends in director compensation, and a review of best practices relating to the governance surrounding director compensation programs. Although the last review and assessment process occurred in January 2017, the Compensation Committee maintained all other levels of cash and equity compensation for non-employee director pay levels that were approved in January 2015, other than an increase in cash compensation for our Audit Committee chair to $25,000 (from $20,000).

Cash Compensation

During 2018, our non-employee directors received the following cash compensation for Board and Board committee services, as applicable, paid on a quarterly basis in arrears:

Annual Retainer	2018
Service on the Board of Directors	$40,000
Lead Independent Director	$20,000
Audit Committee Chair	$25,000
Audit Committee Member	$10,000
Compensation Committee Chair	$15,000
Compensation Committee Member	$7,500
Nominating & Governance Committee Chair	$10,000
Nominating & Governance Committee Member	$5,000

In addition, we have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings.

Equity Compensation

Initial Award – Each new non-employee director appointed or elected to the Board will receive an initial RSU grant for shares of our Class A common stock valued at $350,000 as of the date the person is appointed or elected to the Board (Initial RSU), unless otherwise determined by the Board. The number of shares awarded under an Initial RSU is determined by dividing the dollar amount of the award by the 45-day trailing average closing sales price of our Class A common stock (through the last trading day preceding the grant date) and rounding up to the nearest whole share. Each Initial RSU vests at the rate of 25% on the one-year anniversary of the date of grant and quarterly thereafter over the remaining three years, subject to the director’s continued service with us, provided that upon a change in control, as defined in our 2013 Equity Incentive Plan, as amended (Amended 2013 Plan), vesting will accelerate in full.

Annual Award – Each non-employee director, other than any new non-employee director who has been appointed and received an Initial Award within the prior 12 month period, is entitled to receive an annual RSU grant for shares of our Class A common stock valued at $225,000, granted on the date of our annual meeting of stockholders (Annual RSUs). The number of shares awarded under an Annual RSU is determined by dividing the dollar amount of the award by the 45-day trailing average closing sales price of our Class A common stock (through the last trading day preceding the grant date) and rounding up to the nearest whole share. Each Annual RSU vests quarterly over one year following the date of grant, subject to the director’s continued service with us through such anniversary, provided that upon a change in control, as defined in our Amended 2013 Plan, vesting will accelerate in full.

Director Compensation Limits

Our Amended 2013 Plan provides that in a given fiscal year, a non-employee director may not receive equity awards, taken together with any cash fees paid to the non-employee director during such fiscal year for services on the Board, in excess of $915,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). The amount and terms of the limit were set in consultation with Radford and approved by our stockholders at our 2017 annual meeting. Tableau believes that having a stockholder-approved limit on director compensation is consistent with best corporate governance practices.

Director Compensation for 2018

The below table shows compensation information for our non-employee directors that received compensation for their Tableau Board service during 2018.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	Total ($)
Billy Bosworth	52,500	244,536	—	297,036
Elliott Jurgensen, Jr.	65,000	244,536	—	309,536
Hilarie Koplow-McAdams	47,500	244,536	—	292,036
Gerri Martin-Flickinger(6)	43,591	387,188	—	430,779
John McAdam	80,000	244,536	—	324,536
Brooke Seawell	65,000	244,536	—	309,536

(1)

Our three co-founders, Mr. Chabot, Dr. Hanrahan, and Dr. Stolte, did not receive any compensation in 2018 for their service as directors. During 2018, Mr. Chabot, Dr. Hanrahan and Dr. Stolte were employees of the Company; each received an annual cash salary in connection with his service to the Company as an employee (such cash salary for 2018 was equal to $67,846 for Dr. Hanrahan and $100,000 for each of Mr. Chabot and Dr. Stolte). Compensation paid to Mr. Selipsky, as our Chief Executive Officer, is disclosed in the 2018 Summary Compensation Table and related tables found later in this proxy statement; Mr. Selipsky receives no compensation for his service as a director.

(2)	This column reports the amount of cash compensation earned in 2018 for Board and committee service.

(3)

The amounts in the Stock Awards column reflect the aggregate grant date fair value of RSUs granted to directors in 2018 calculated in accordance with FASB ASC Topic 718 using the closing price of Tableau Class A common stock on the date of grant and may not correspond to the actual value that will be realized by the directors.

(4)

The aggregate number of shares subject to outstanding RSU awards for shares of our Class A common stock held by our non-employee directors listed in the table above as of December 31, 2018, was as follows: 1,749 RSUs for Mr. Bosworth; 1,297 RSUs for each of Mr. Jurgensen, McAdam, and Seawell; 5,392 RSUs for Ms. Koplow-McAdams; and 4,647 RSUs for Ms. Martin-Flickinger.

(5)

No option awards were granted in 2018. The aggregate number of shares of our Class B common stock subject to outstanding option awards held by our non-employee directors listed in the table above as of December 31, 2018, was as follows: 1,000 shares for Mr. Bosworth (granted in 2012 in connection with consulting advisory services provided to us), 29,000 shares for Mr. Jurgensen, 30,000 shares for Mr. McAdam, and 10,000 shares for Mr. Seawell. Following our initial public offering in 2013, we ceased issuing shares of our Class B common stock to non-employee directors; accordingly, neither Ms. Koplow-McAdams (who joined the Board in 2016) nor Ms. Martin-Flickinger (who joined the Board in 2018) hold any shares of our Class B common stock.

(6)	Ms. Martin-Flickinger was appointed to our Board in January 2018 and as a member of our Audit Committee in April 2018.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during the fiscal year ended December 31, 2018, for:

Adam Selipsky	President and Chief Executive Officer
Damon Fletcher(1)	Chief Financial Officer
Thomas Walker(2)	Former Chief Financial Officer
Keenan Conder	Executive Vice President, General Counsel and Corporate Secretary
Dan Miller	Executive Vice President, Worldwide Field Sales, Services and Support
Mark Nelson(3)	Executive Vice President, Product Development

(1)	Damon Fletcher was appointed as our Chief Financial Officer effective June 29, 2018, having served as Interim Chief Financial Officer since February 1, 2018.

(2)

Mr. Walker served as Chief Financial Officer for a portion of 2018, from January 1 to February 1. After a sabbatical from the Company from April 1 through November 1, Mr. Walker rejoined the Company in a non-executive, strategic role on November 2, 2018.

(3)	Mr. Nelson joined the Company as our EVP of Product Development on May 21, 2018.

We refer to these executive officers collectively in this proxy statement as our named executive officers. The compensation provided to our named executive officers for 2018 is set forth in detail in the 2018 Summary Compensation Table and other tables in the “Compensation Tables” section below, as well as the accompanying footnotes and narratives relating to those tables. This Compensation Discussion and Analysis also discusses our executive compensation philosophy, objectives and design, and how and why the Compensation Committee of our Board arrived at the specific compensation policies and decisions involving our executive team, including our named executive officers, during 2018.

Executive Summary

2018 Business Highlights

For the fiscal year ended December 31, 2018, highlights include the following:

•

Crossed the $1 billion milestone with total 2018 revenue of $1.16 billion on an ASC 606 basis, the revenue recognition standard that we adopted as of January 1, 2018. Under the prior standard, ASC 605, total 2018 revenue was $983 million, a 12% increase over fiscal year 2017;

•

Made significant progress in our shift to subscription licensing of all Tableau products, with 73% ratable license bookings mix on an ASC 605 basis for fiscal year 2018, compared to 41% for fiscal year 2017;

•

Achieved total annual recurring revenue of $840.9 million as of December 31, 2018, up 41% year over year, and subscription annual recurring revenue of $443.2 million as of December 31, 2018, up 127% year over year;

•

Significantly expanded the breadth and depth of our analytics platform with new capabilities such as Tableau Server on Linux, Hyper Data Engine technology, and Tableau Prep Builder, while continuing to strengthen our enterprise capabilities around security, governance, and compliance;

•	Appointed Mark Nelson as our Executive Vice President of Product Development in May 2018; and

•	Added more than 15,700 new customer accounts, bringing our total to more than 86,000 worldwide as of December 31, 2018.

Executive Compensation Highlights

Consistent with our compensation philosophy throughout the Company, we strive to provide a compensation package to each executive officer that is competitive, rewards achievement of our business objectives, drives the development of a successful and growing business, and aligns the interests of our executive officers with our stockholders through equity ownership in the Company. Our 2018 compensation actions and decisions reflect our financial results and business performance, as well as the accomplishments of our executive officers that helped to achieve these results and performance.

The Compensation Committee took the following actions with regard to its review and analysis of 2018 compensation for our named executive officers:

•

Reviewed, assessed, and updated the prior peer group of comparable public companies, selected with the assistance of an independent compensation consultant, to inform its decision-making process and assist in ensuring that our executive compensation program is positioned to be competitive and aligned with our business objectives at the current stage of the Company’s growth.

•

As a result of its overall review, including comparisons against our peer group, the Compensation Committee assessed base salaries for our named executive officers, making upward adjustments for two of the named executive officers. Further, the Compensation Committee established target cash incentive compensation opportunities, consistent with prior year targets (except for Mr. Fletcher in connection with his promotion to CFO), payable upon achievement of pre-established performance goals, and approved equity awards in the form of restricted stock units to our named executive officers, at levels consistent with our philosophy to more heavily weight equity ownership, support our performance goals as a company, address our retention objectives, and reward individual performance.

•

The Compensation Committee also established the new hire compensatory arrangement for our new EVP of Product Development, Mark Nelson, who joined the Company in May 2018, which included base salary, a one-time signing bonus, an annual incentive compensation opportunity, and a new-hire equity award.

We endeavor to maintain good governance standards in our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program annually to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were either adopted or in effect during 2018:

•

Independent Compensation Committee and Consultant. The Compensation Committee consists solely of independent directors and is responsible for making all executive compensation decisions. Our Compensation Committee has engaged an independent compensation consultant.

•

Annual Executive Compensation Review and Say-on-Pay. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group and a review of our compensation-related risk profile. Annually, our stockholders provide an advisory vote on our executive pay practices.

•

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate and individual performance and is equity-based to align the interests of our named executive officers and stockholders. Equity awards granted to our executive officers vest, or are earned, over four-year periods, consistent with current market practice and our retention objectives.

•

No “Single-Trigger” Change in Control Arrangements for Executive Officers. Our change in control payments and benefits for executive officers are reasonable and are based on a “double trigger” — that is, each named executive officer is eligible to receive payments and benefits in connection with a change in control of the Company only if the employment of such named executive officer terminates without cause or for good reason on or within a specified period after the change in control.

•

No Retirement Benefits, No Perquisites, No Employment Agreements, and No CIC Tax Gross-Ups. We do not provide or promise post-termination retirement or pension-type non-cash benefits or perquisites for our executive officers that are not available to our employees generally. Further, none of our executives have employment agreements with us and we have not agreed to provide tax gross-ups in connection with any change-in-control payments that may be made to our executives.

•

No Hedging or Pledging of Our Securities. Our insider trading policy prohibits our employees from conducting, among other things, short sales, hedging of stock ownership positions, pledging Company securities as collateral for loans, and transactions in derivative securities relating to our capital stock.

Highlights Looking Forward to 2019

At our 2018 Annual Meeting, our stockholders approved, on an advisory basis, the compensation of the named executive officers, as disclosed in the 2018 proxy statement. The proposal was supported by approximately 90% of total votes cast. The Compensation Committee considered the results of this say-on-pay vote in engaging in stockholder outreach and making changes to our compensation practices as follows:

•

During the third quarter of 2018, we reached out to and engaged in discussions regarding executive compensation with representatives of our largest institutional stockholders. Highlights from this stockholder outreach effort were considered and discussed by our Compensation Committee and our Board.

•

We adopted stock ownership guidelines in January 2019, which require our directors, our Chief Executive Officer, and other officers of the Company to own a certain level of the Company’s common stock within a specified time frame.

•

We adopted a recoupment or “claw-back” policy in January 2019, pursuant to which the Company may seek to recover incentive compensation from Company officers in certain situations related to the misstatement of our financial statements.

•

We changed our executive officers’ annual long-term equity compensation grant for 2019 to include performance-vesting restricted stock unit awards, comprising 25% of each executive’s long-term equity compensation. Because these awards only vest based on a specified revenue goal, they more directly align executive compensation with company performance.

Our Compensation Committee will continue to monitor and evaluate our compensation program going forward in light of our stockholders’ view and our evolving needs and business strategy.

Executive Compensation Philosophy, Objectives and Design

The Company participates in the highly competitive data analytics sector and we expect competition from existing companies and new entrants to continue to intensify. To continue to grow and effectively manage our business in this dynamic environment, we must relentlessly focus on customers, accelerate our pace of innovation, and act with urgency in our business execution. Our ability to compete and succeed is directly correlated to our ability to recruit, motivate, and retain skilled executives, leaders, and personnel throughout our Company. We not only face intense competition for key talent within the data analytics sector, but also from a wider range of technology companies. Our compensation philosophy is designed to establish and maintain a compensation program that attracts, retains, and rewards talented individuals who possess the leadership and skills necessary to expand and effectively manage our business, contribute to the achievement of our strategic goals, and to create long-term value for our stockholders.

The key elements of our philosophy include the following:

•

Company Ownership. We believe that annual equity compensation grants to employees, including our executive officers, is a critical retention tool and equity awards also emphasize long-term results and align the interests of our employees, executive officers and stockholders.

•

Pay for Performance. Our executive compensation program is weighted towards at-risk, performance-based compensation. A significant portion of our named executive officers’ compensation is at risk and dependent upon our performance, the individual executive’s performance, and an increase in the market price of Tableau’s Class A common stock.

•

Fair, Flexible and Results-Oriented. We design our compensation structure to reward results and to drive relentless customer focus, innovation, and operational excellence throughout our Company and across our departmental organizations — research and development, sales, marketing, and operations.

Since inception, our executive compensation program has been more heavily weighted towards equity as compared to annual base salary and bonus opportunities. Our Compensation Committee views equity as a key compensatory tool to further align our executives with the long-term interests of our stockholders and drive achievement of our strategic and financial goals. Since our initial public offering in 2013, we have utilized RSUs with a multi-year vesting schedule as the primary equity vehicle for all employees, including our named executive officers. This practice is consistent with our peers and broader set of technology companies where we compete for talent and provides an important measure of visibility and predictability to employees on year-to-year overall compensation. We believe RSUs, appropriately managed for dilution to existing investors, align the interests of executives and employees with stockholders and provide a longer-term focus through a multi-year vesting schedule, subject to those individuals continuing to provide service to the Company. Going forward, in February 2019, our Compensation Committee granted performance-based RSUs to our executive officers as a component of our long-term incentive compensation for executives, and we continue to assess, for potential broader use, other forms of equity compensation, such as stock options (which we utilized in the September 2016 hiring of our CEO, Mr. Selipsky).

To maintain a competitive executive compensation program, we also provide market-based cash compensation in the form of base salaries and annual performance-based cash bonuses. In reviewing and assessing base salaries and bonus opportunities, our Compensation Committee annually reviews market-based assessments prepared by our outside, independent consultants. All of our executives are eligible to receive cash incentive bonuses, expressed as a percentage of their base salary, upon the achievement of certain corporate, departmental, and individual goals. The performance objectives established in connection with each of these bonus plans are intended to motivate our executives to drive collaboratively toward our larger strategic and operational goals as a Company.

Compensation Decision Process

Compensation decisions for our named executive officers are determined by our Compensation Committee, with input from our independent compensation consultants and, as appropriate, management (including our CEO, except in regard to his compensation). Our Compensation Committee reviews the compensation of our executive officers, including our named executive officers, on an annual basis to ensure the executives are appropriately compensated and motivated, and makes adjustments as necessary.

In 2018, the Compensation Committee again engaged Radford as an independent compensation consultant, after taking into account the six factors prescribed by the SEC and NYSE regarding independence assessments of compensation advisors.

The Compensation Committee requested that Radford:

•	evaluate the efficacy of our existing executive compensation strategy and practices in supporting and reinforcing our long-term strategic goals;

•	review and assess our peer group of companies to understand competitive market executive compensation practices;

•	review and assess our current executive officer compensation practices and equity profile relative to our peers;

•	review broader equity metrics and strategy for the Company; and

•	review and assess our policy regarding the compensation for our non-employee directors appropriate for a publicly-held company.

The Chairman of the Compensation Committee and its members also met in executive session with Mr. Selipsky, our CEO, periodically during 2018 to discuss our compensation history, philosophy, key performance metrics, and strategic goals. Radford ultimately developed recommendations that were submitted to the Compensation Committee for its consideration. In February 2018, following an active dialogue with Radford and discussions with management, the Compensation Committee made adjustments to the cash compensation for certain of our executive officers and granted RSUs to certain of our executive officers to promote executive retention and align ourselves with our peer companies in a competitive technology employment market. The Compensation Committee also made executive compensation decisions later in 2018, considering input from Radford, to determine appropriate initial compensation for Mr. Nelson, who joined the Company in May 2018, and appropriate adjustments to Mr. Fletcher’s compensation as a result of his promotion to CFO in June 2018. In early 2019, the Compensation Committee evaluated the performance goals under our annual incentive plan and approved bonus payouts to our named executive officers.

Role of Compensation Committee

Pursuant to its charter, the Compensation Committee is primarily responsible for establishing, approving, and adjusting compensation arrangements for our named executive officers and for reviewing and approving corporate goals and objectives relevant to these compensation arrangements, evaluating executive performance, and considering factors related to the performance of the Company. Under its charter, the Compensation Committee may form and delegate authority to subcommittees, as appropriate. For additional information about our Compensation Committee, see the section entitled “Board Meetings and Committees.”

The Compensation Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities. The Compensation Committee has retained Radford to review and assess our executive employee compensation practices relative to market compensation practices and to provide market compensation data. For additional information on these engagements, see the heading below entitled “Role of Compensation Consultants.”

Role of Management

In carrying out its responsibilities, our Compensation Committee works with members of our management, including our CEO, CFO, General Counsel, and EVP of Human Resources, as well as our human resources, finance, equity and legal professionals. Typically, our management assists the Compensation Committee by providing information on corporate and individual performance and management’s perspective and recommendations on compensation matters. Our CEO, CFO, General Counsel, and EVP of Human Resources may attend meetings of the Compensation Committee to present information and answer questions. Our CEO may also make recommendations to the Compensation Committee regarding compensation for our executive officers, other than for himself, because of his daily involvement with our executive officers. Our Compensation Committee solicits and reviews our CEO’s recommendations as one of several factors in making compensation decisions, along with recommendations and market data provided by compensation consultants, and the Compensation Committee’s own independent judgment. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package.

Role of Compensation Consultants

Our Compensation Committee has the authority to retain the services and obtain the advice of external advisors, including compensation consultants, legal counsel or other advisors to assist in the evaluation of executive officer compensation. Our Compensation Committee initially engaged Radford in September 2014 to review our executive compensation policies and practices and to conduct a compensation market analysis for executives and boards of directors. In subsequent years, our Compensation Committee continues to engage Radford to assist with our executive compensation planning, including providing data for our overall equity and incentive plan targets and analyses of overall equity usage. Based on the consideration of the various factors as set forth in SEC rules, the Compensation Committee does not believe that its relationship with Radford, and the work of Radford on behalf of the Compensation Committee and management, have raised any conflict of interest. The Compensation Committee reviews these factors on an annual basis and receives written confirmation from its independent compensation consultants stating their belief that they remain independent compensation consultants to the Compensation Committee.

Competitive Positioning

In October 2017, our Compensation Committee approved the following peer group of companies that operate in the applications software, systems software, or adjacent Internet software and services markets, with similar revenues, revenue growth, business stage, and market capitalization, to inform its decisions related to executive compensation.

ANSYS, Inc.	Fortinet, Inc.	Splunk Inc.
Arista Networks, Inc.	Guidewire Software, Inc.	The Ultimate Software Group, Inc.
Aspen Technology, Inc.	Medidata Solutions, Inc.	Tyler Technologies, Inc.
athenahealth, Inc.	Palo Alto Networks, Inc.	Veeva Systems, Inc.
Cornerstone OnDemand, Inc.	Proofpoint, Inc.	VeriSign, Inc.
CoStar Group, Inc.	RealPage, Inc.	Workday, Inc.
FireEye, Inc.	ServiceNow, Inc.	Yelp Inc.
Zillow Group, Inc.

Changes from the prior peer group established in October 2016 included removing one company due to its decreased market capitalization (Microstrategy Incorporated) and adding two additional companies (RealPage,

Inc. and Yelp Inc.) that met the peer group criteria of the Compensation Committee. Our Compensation Committee believes that peer group comparisons are useful guidelines to measure the competitiveness of our compensation practices. However, the Compensation Committee has not adopted any formal benchmarking guidelines and maintains discretion to set levels of executive compensation above or below peer levels based upon distinguishing factors such as our internal pay equity and compensation budget, individual performance and contribution to the Company, an executive’s level of experience and responsibilities, and comparability of roles within other peer companies and adjacent technology companies where we compete for executive talent.

Components of Named Executive Officer Compensation

The compensation program for our named executive officers consists of:

•	base salary;

•	performance-based cash incentive compensation;

•	long-term equity compensation;

•	severance and change in control-related benefits; and

•	employee benefits and limited perquisites.

Each named executive officer’s compensation has been designed to provide compensation that is tied to achievement of our annual and long-term objectives as a company. As our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require, and at a minimum, we expect to review our executive compensation program at least annually.

In May 2018, we hired Mark Nelson as our EVP of Product Development. The Compensation Committee designed a compensation package for Mr. Nelson that was in line with our standard executive compensation program and that was deemed to be competitive with similar executive product development positions in our peer group.

Base Salary

We provide base salaries to our named executive officers to compensate them for services rendered day-to-day during the year and provide a level of stable fixed compensation. Each named executive officer’s initial base salary was established as the result of arm’s-length negotiation with the individual at the time of hiring, review and assessment of current market conditions, and later pursuant to the Company’s and Compensation Committee’s annual review processes. We generally do not apply specific formulas to determine changes in base salary, and our Compensation Committee considers data and relevant market trends compiled by its independent compensation consultant regarding similar roles at approved peer companies as a relevant, but not determinative, measure. Our Compensation Committee oversees the review of base salaries of our named executive officers on an annual basis and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a named executive officer’s responsibilities, experience and performance, prior salary level and position (in the case of a promotion), and market conditions and overall Company performance.

In February 2018, in connection with its review of our executive compensation program, our Compensation Committee approved adjustments to the base salaries of our executive officers that it deemed appropriate, based upon individual performance, market data, and other role-related factors. These adjustments, effective as of January 1, 2018, are set forth in the table below. Note that Mr. Fletcher and Mr. Nelson were not included in the Compensation Committee’s February 2018 salary assessment because Mr. Fletcher had just been appointed as Interim Chief Financial Officer and Mr. Nelson had not yet been hired.

Named Executive Officer	2017 Base Salary	2018 Base Salary	Percentage Increase
Adam Selipsky	$500,000	$530,000	6.0%
Damon Fletcher(1)	—	$370,000	n/a
Thomas Walker(2)	$400,000	$400,000	—
Keenan Conder	$325,000	$340,000	4.6%
Dan Miller	$450,000	$450,000	—
Mark Nelson(3)	—	$450,000	n/a

(1)

Mr. Fletcher was appointed as our Interim Chief Financial Officer effective February 1, 2018 at a base salary of $330,000, and was named Chief Financial Officer effective June 29, 2018 at a base salary of $370,000. Mr. Fletcher was not an executive officer prior to February 1, 2018.

(2)

Mr. Walker resigned as our Chief Financial Officer effective February 1, 2018. From April 1 to November 1, 2018, Mr. Walker was on sabbatical and paid no salary, and on November 2, 2018, he returned to the Company in a non-executive role.

(3)	Mr. Nelson was hired as our EVP of Product Development on May 21, 2018, and therefore did not receive any Tableau salary in 2017 and received a prorated annual salary in 2018.

Annual Performance-Based Cash Incentive Compensation

One of our compensation objectives is to have a significant portion of each named executive officer’s compensation tied to performance-based cash incentives based on corporate, departmental, and individual performance. Because of the alignment with performance, 100% of the cash incentive compensation is at risk. For 2018, the Compensation Committee applied a bonus opportunity for each named executive based on the achievement of quantitative and qualitative corporate, departmental, and individual performance objectives.

•

At the corporate level, an orientation toward top-line financial goals ensured alignment of executive compensation with the company’s overall growth and with the company-wide bonus program. 2018 bonus achievement was tied to the Company’s confidential amplified bookings goal for the year.

•

At the departmental and individual levels, qualitative goals were developed to support corporate-level objectives, including key performance indicators, department objectives, and leadership goals. Executives track progress against these qualitative objectives quarterly, keeping a strong focus on top-line growth, and the full year assessment is made by the Compensation Committee in consultation with the CEO for all named executive officers other than himself.

The executive bonus opportunity for each executive was a percentage of his annual base salary, set at the following levels: 100% for each of Mr. Selipsky and Mr. Miller; 50% for Mr. Conder; 50% from January 1 to June 28 and 60% from June 29 to December 31 for Mr. Fletcher (based on his role change); 100% from January 1 to March 30 and 50% from November 2 to December 31 for Mr. Walker (based on his role change and prorated to account for his leave of absence); and 75% for Mr. Nelson (prorated for the period employed by Tableau).

We believe this performance-based bonus opportunity is an important part of the compensation structure for our executive officers and rewards collective efforts across shared corporate goals as well as departmental and individual performance.

Annual Performance-Based Cash Incentive Compensation – 2018 Targets

At the end of 2017, our Board approved an operating plan for the 2018 fiscal year, which included corporate financial performance objectives focused on top-line growth for the executive bonus opportunity. The Compensation Committee considered quantitative and qualitative corporate, departmental, and individual objectives, as described above, for each of our executive officers and focused on overall strategic and leadership-related objectives for our CEO. These objectives were set to be aggressive, yet achievable.

The Compensation Committee approved each named executive officer’s bonus opportunity, expressed as a percentage of his annual base salary. The total 2018 annual cash incentive compensation opportunity for each of our named executive officers are set out below and were determined based on comparable market data, additional input from our compensation consultants, as well as input from our CEO, with the goal of closely tying compensation to performance. The amounts reflected below are the maximum bonus opportunities that could be achieved:

Named Executive Officer	2018 Bonus Opportunity ($)	2018 Bonus Opportunity (as a % of base salary)
Adam Selipsky	530,000	100%
Damon Fletcher(1)	191,428	50%/60%
Thomas Walker(2)	133,333	100%/50%
Keenan Conder	170,000	50%
Dan Miller(3)	450,000	100%
Mark Nelson	208,557	75%

(1)

Mr. Fletcher’s bonus opportunity was based on a bonus target of 50% from January 1 to June 28 and, upon his appointment as CFO, increased to 60% from June 29 to December 31, with the percentage applied to his annual salary of $275,000 from January 1 to January 31, $330,000 from February 1 to June 28, and $370,000 from June 29 to December 31.

(2)

Mr. Walker’s bonus opportunity was based on a bonus target of 100% from January 1 to March 31 and 50% from November 2 to December 31, with the percentage applied to his annualized base salary of $400,000, then prorated to account for his sabbatical.

(3)

Mr. Nelson was hired as our EVP Product Development on May 21, 2018. His bonus opportunity was determined based on his annual salary of $450,000 and bonus target of 75%, prorated for the period from May 21 to December 31.

Annual Performance-Based Cash Incentive Compensation – 2018 Payouts

To determine the payout that each named executive officer would receive under his executive bonus opportunity for 2018, the Compensation Committee considered the recommendations of our CEO, for all executives except himself, and evaluated actual performance for each executive against the corporate, departmental (except for Mr. Selipsky), and individual goals. Having achieved the Company’s target bookings goal for 2018, our CEO and Compensation Committee determined bonus payouts for each executive based on achievement of his respective qualitative goals. After such consideration and assessment, the Compensation Committee determined that our named executive officers qualified for payout of cash incentive bonuses pursuant to the bonus plan as shown in the following table.

Named Executive Officer	Total 2018 Bonus Opportunity ($)	2018 Incentive Bonus Payout ($)	Total 2018 Cash Incentive Bonus Payout (as a % of target)	Total 2018 Cash Incentive Bonus Payout (as a % of base salary)
Adam Selipsky	530,000	530,000	100%	100.0%
Damon Fletcher	191,428	191,428	100%	55.4	%(1)
Thomas Walker	133,333	133,333	100%	80.0	%(2)
Keenan Conder	170,000	170,000	100%	50.0%
Dan Miller	450,000	450,000	100%	100.0%
Mark Nelson	208,557	208,557	100%	75.0	%(3)

(1)	Mr. Fletcher’s bonus payout was based on bonus targets at three different salary levels, as well as the 50% and 60% bonus opportunities noted in the previous table.

(2)	Mr. Walker’s bonus payout was based on the 100% and 50% bonus opportunities noted in the previous table and was also prorated to account for his sabbatical.

(3)

As noted in the previous table, Mr. Nelson‘s bonus payout was prorated for the period from his start date of May 21 to December 31. The percentage in the table above reflects Mr. Nelson’s bonus payout as a percentage of his base salary earned during this period.

The annual cash incentive awards earned by our named executive officers for fiscal year 2018 are also set forth in the 2018 Summary Compensation Table that follows this Compensation Discussion and Analysis.

Long-Term Equity Compensation

We believe that strong, long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our named executive officers through the use of stock-based awards, the value of which depends on our stock performance. Prior to our initial public offering, our equity incentives were granted in the form of stock options that were subject to vesting over an extended period of time subject to continued service with us. Since our IPO in 2013, we have used RSUs as our primary form of equity incentive in our employee and executive compensation programs. This is based on our assessment of market conditions in hiring and retaining talented employees and executives in our competitive and growing technology sector and supported by peer group data provided by our independent compensation consultants. Our current perspective is that RSUs, that vest over four years subject to continued service with us, promote further alignment of the interests of our executive officers with the long-term interests of our stockholders and offer an important measure of visible value delivery to our named executive officers. RSUs, appropriately managed for dilution, provide an important tool for us to hire and retain our highly sought after named executive officers. In February 2019, our Compensation Committee granted performance-based RSUs comprising 25% of our long-term equity compensation for executives, with the goal of further aligning executive compensation with company performance. The vesting of these performance-based RSUs is dependent upon the achievement of target 2019 revenue, and requires an aggregate of four years of time-based vesting. Going forward, we will continue to assess, for potential broader use, other forms of equity compensation, such as stock options (which we utilized in the September 2016 hiring of our CEO, Mr. Selipsky).

Our Compensation Committee, in consultation with our CEO (except in regard to his equity awards), determines the size and material terms of equity awards granted to our named executive officers, taking into account the role and responsibility of the named executive officer, our philosophy of more heavily weighting equity compensation over cash compensation, individual performance, competitive factors including competition for technology executives, peer group data, the size and value of long-term equity compensation already held by each executive officer and the vested percentage, the proportion between full value awards (i.e., RSUs) and stock options held by each named executive officer, the total annual target cash compensation opportunity for each named executive officer, the alignment of compensation and company performance, and retention objectives.

In February 2018, our Compensation Committee, in consultation with Radford and our CEO, reviewed the equity compensation for our executive officers to assess the goals of such long-term equity compensation. As a result of that process and with input regarding the factors described in the preceding paragraph, our Compensation Committee approved the RSU grants set forth in the table below, subject to a four-year vesting schedule. For more information relating to the vesting schedules of these RSU grants, see the “Grants of Plan-Based Awards for 2018” table that follows this Compensation Discussion and Analysis.

The Compensation Committee did not approve an annual RSU grant for Mr. Walker, however, in recognition of Mr. Walker’s over 13 years of service to the Company, the Compensation Committee approved the acceleration of vesting of certain of his outstanding unvested RSUs, covering 34,111 shares, effective February 15, 2018. In connection with the recruitment and hiring of Mr. Nelson as our new EVP Product Development in May 2018, we approved the RSU grant set forth in the table below, also with a four-year vesting schedule.

We believe that, at this stage in our growth, as the Company continues its transition to subscription-based licensing and continues to accelerate our product innovation, service-vested RSUs continue to align the interests of our named executive officers with the long-term interests of our stockholders and provides incentive to our named executive officers to continue to build and grow the Company. As noted above, however, our Compensation Committee determined that for 2019 25% of our executives’ long-term equity compensation would be performance based. Our Compensation Committee will continue to review and assess the adoption and use of other forms of equity awards, including the mix of time-based awards and performance-based awards, in the future.

The chart below summarizes the equity incentive grant awards made to our named executive officers in 2018:

Named Executive Officer	RSUs (# Units Underlying Award)
Adam Selipsky	92,642
Damon Fletcher	27,792
Thomas Walker	—
Keenan Conder	16,543
Dan Miller	27,792
Mark Nelson	72,816

Severance and Change in Control-Related Benefits

We have entered into change in control severance agreements with each of our named executive officers to provide certain protections in the event of their termination of employment following a change in control of the Company. We believe that these protections serve our retention objectives by helping our named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of the Company. The terms of these agreements were considered and approved by our Board prior to our initial public offering, and are periodically reassessed by our Compensation Committee. For a summary of the material terms and conditions of these severance and change in control arrangements, see the headings “Executive Offer Letters and Arrangements” and “Potential Payments Upon Termination or Change in Control” in the “Compensation Tables” section that follows this Compensation Discussion and Analysis.

Employee Benefits and Perquisites

Our named executive officers are eligible to participate in the same group insurance and employee benefit plans generally available to our other salaried employees in the United States. We provide employee benefits to all eligible employees in the United States, including our named executive officers, which the Compensation Committee believes are reasonable and consistent with our overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, and other plans and programs. In addition, under the terms of our 2013 Employee Stock Purchase Plan (also referred to as the 2013 ESPP), all of our named executive officers have the opportunity to purchase shares under such plan on the same basis as other U.S.-based employees. As we do for all sales employees, we also pay for our named executive officers’ and their spouses’ travel-related expenses and tax gross-ups associated with attendance at our annual sales achievement event. At this time, we do not provide any other special plans or programs for our named executive officers. Employee benefits and perquisites are reviewed from time to time to ensure that benefit levels remain competitive for the Company as a whole, including for our named executive officers. Other than as described above, we do not generally offer special or extraordinary perquisites.

Other Compensation Policies

Stock Trading Practices

We maintain an insider trading policy that, among other things, prohibits all of our employees and consultants, including our named executive officers and directors, from engaging in short sales, hedging of stock ownership positions and transactions involving derivative securities relating to our capital stock. Our insider trading policy also requires that all directors, executive officers, including our named executive officers, and other individuals designated by the Company’s compliance officer, pre-clear with our legal department any proposed open market transactions. Further, all individuals subject to the insider trading policy are prohibited from trading during certain quarterly and certain special blackout periods. We have adopted Rule 10b5-1 trading plan guidelines that permit our directors and certain employees, including our named executive officers, to adopt Rule 10b5-1 trading plans. Under our 10b5-1 trading plan guidelines, 10b5-1 trading plans may only be adopted or modified during an open trading window under our insider trading policy and only when such individual does not otherwise possess material nonpublic information about the Company.

Stock Ownership and Compensation Recovery Policies

In January 2019, our Board adopted stock ownership guidelines, which require our directors, our Chief Executive Officer, and other officers to own a certain level of our common stock within a specified time frame. At the same time, our Board also adopted a recoupment policy, pursuant to which we may seek to recover incentive compensation from our officers in certain situations related to the misstatement of our financial statements.

Tax and Accounting Treatment of Compensation

Deductibility of Executive Compensation

Historically, Section 162(m) of the Code limited deductibility for federal income tax purposes compensation of more than $1,000,000 paid in any year to the chief executive officer or any of the three other most highly compensated executive officers, excluding the chief financial officer, unless the compensation was paid solely upon the attainment of one or more pre-established objective performance goals and certain other considerations were met.

The exemption from Section 162(m)’s deduction limit for performance-based compensation was repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to any “covered employee” in excess of $1,000,000 will not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. A “covered employee” under Section162(m) is any employee who has served as our CEO, CFO or other named executive officers for tax years after December 31, 2016. As a result of the repeal, even performance-based compensation will be subject to the deduction limit of Section 162(m).

It is the Company’s and the Compensation Committee’s intention to maximize the effectiveness of the Company’s compensation programs, while also taking into consideration the requirements of the Code and Treasury Regulations. Accordingly, we believe it is important to retain the flexibility to compensate executives competitively even if such compensation is potentially not deductible for tax purposes. As such, although our Compensation Committee may have considered the deductibility limit imposed by Section 162(m) when setting compensation for our named executive officers, they believed it to be in the best interests of our stockholders to design compensation arrangements which did not rely on the (now-repealed) performance-based exemption.

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he might owe as a result of the application of Sections 280G, 4999 or 409A of the Code during fiscal year 2018, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718) to account for the expense of our stock-based awards. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the section below entitled “Compensation Tables,” even though our named executive officers may never realize any value from their awards.

Compensation Risk Assessment

Our Compensation Committee has reviewed our compensation policies and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. As part of its assessment, the Compensation Committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing company-wide and individual financial, departmental and other performance targets, our bonus structure of payouts and the nature of our key performance metrics. We believe these practices encourage our employees to focus on sustained long-term Company growth, which we believe will ultimately contribute to the creation of stockholder value.

Compensation Committee Report(1)

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Mr. Elliott Jurgensen, Jr., Chair
Mr. Billy Bosworth
Ms. Hilarie Koplow-McAdams

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Tables

2018 Summary Compensation Table

The below table sets forth information about compensation earned by our named executive officers during fiscal years 2018, 2017 and 2016. Our named executive officers consist of our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers serving at the end of fiscal year 2018, as well as our former Chief Financial Officer.

For more information about our executive officers’ compensation, see the heading “Components of Named Executive Officer Compensation—” in the “Compensation Discussion and Analysis” section above.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Adam Selipsky	2018	530,000	—	7,718,931	—	530,000	8,672	8,787,603
President and CEO	2017	500,000	—	2,508,219	—	500,000	1,500	3,509,719
	2016	145,833	1,145,833	13,415,660	1,779,750	—	1,250	16,488,326
Damon Fletcher(5)	2018	345,571	—	2,315,629	—	191,428	7,449	2,860,077
Chief Financial Officer
Thomas Walker(6)	2018	166,667	—	—	—	133,333	9,199	309,199
Former Chief Financial	2017	400,000	—	2,393,430	—	400,000	9,031	3,202,461
Officer	2016	350,000	124,500	2,468,799	—	29,050	1,500	2,973,849
Keenan Conder(7)	2018	340,000	—	1,378,363	—	170,000	8,672	1,897,035
EVP General Counsel	2017	325,000	—	1,312,044	—	162,500	6,079	1,805,623
and Corporate Secretary	2016	300,000	62,250	1,165,815	—	24,900	1,500	1,554,465
Dan Miller	2018	450,000	—	2,315,629	—	450,000	8,672	3,224,301
EVP Sales and Support	2017	398,942	350,000	5,504,466	—	398,942	105,558	6,757,908
Mark Nelson(8)	2018	278,076	550,000	6,829,413	—	208,557	1,125	7,867,171
EVP Product Development

(1)	The amount shown in the Bonus column for fiscal year 2018 reflects a one-time $550,000 signing bonus paid to Mr. Nelson as part of his employment offer.

(2)

Stock Awards consist solely of RSU awards and the amounts reported reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718 and are not necessarily an indication of the actual economic value that will be realized by our named executive officers upon the vesting of the RSU awards or the sale of the Class A common stock underlying such awards. The grant date fair value of each RSU award is measured based on the closing price of our Class A common stock on the date of grant, unless there is no closing price on the date of grant, in which case it is based on the closing price on the trading day last preceding the date of grant.

(3)

Amounts reported reflect fiscal year 2018 cash performance bonuses earned. See “Compensation Discussion and Analysis—Components of Named Executive Officer Compensation—Annual Performance-Based Cash Incentive Compensation” above for more information.

(4)

Amounts reported for fiscal year 2018 generally consist of (i) Tableau’s 401(k) match of up to $2,500, (ii) spousal expenses and tax gross-ups related to the annual sales performance retreat, and (iii) certain commuting expenses, all of which are generally available to all other employees.

(5)	Mr. Fletcher was not a named executive officer in 2017 and 2016.

(6)	Mr. Walker ceased serving as our Chief Financial Officer effective February 1, 2018, took a sabbatical from April 1 to November 1, and returned to Tableau in a non-executive role on November 2, 2018.

(7)	Mr. Conder was not a named executive officer in 2017.

(8)

Mr. Nelson joined the Company as our EVP of Product Development on May 21, 2018. The amount shown in the Salary and Non-Equity Incentive Plan Compensation columns reflect his prorated salary and bonus for fiscal year 2018.

Grants of Plan-Based Awards for 2018

The following table sets forth information relating to plan-based incentive awards granted to our named executive officers in 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	All Other Stock Awards: Number of Shares of Stock (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Maximum ($)
Adam Selipsky	N/A	530,000
	2/15/2018		92,642	7,718,931
Damon Fletcher(4)	N/A	191,428
	2/15/2018		27,792	2,315,629
Thomas Walker (4)	N/A	133,333
Keenan Conder	N/A	170,000
	2/15/2018		16,543	1,378,363
Dan Miller	N/A	450,000
	2/15/2018		27,792	2,315,629
Mark Nelson(4)	N/A	208,557
	5/21/2018		72,816	6,829,413

(1)

These amounts represent the maximum payments for each named executive officer under our 2018 bonus plan. There was no minimum or target guaranteed threshold amount under this program. The actual payments for these awards are included in the “Non-Equity Incentive Plan Compensation” column of the “2018 Summary Compensation Table” above. For more information about our incentive bonus plan, see “Compensation Discussion and Analysis—Components of Named Executive Officer Compensation—Annual Performance-Based Cash Incentive Compensation” above.

(2)

Stock awards consist only of RSUs. The shares subject to RSUs granted on February 15, 2018, vest at the rate of 25% on the one-year anniversary of the grant date and the balance vest in equal quarterly installments over the remaining three years. The shares subject to RSUs granted on May 21, 2018, vest at the rate of 25% on May 15, 2019, and the balance vest in equal quarterly installments over the remaining three years. The vesting of all RSUs is subject to the individual’s continued service with us through each vesting date.

(3)

These amounts reflect the aggregate grant date fair value of the RSU awards, computed in accordance with FASB ASC Topic 718. The grant date fair value of each RSU award is measured based on the closing price of our Class A common stock on the date of grant, unless there is no closing price on the date of grant, in which case it is based on the closing price on the trading day last preceding the date of grant.

(4)

As described in “Compensation Discussion and Analysis—Components of Named Executive Officer Compensation—Annual Performance-Based Cash Incentive Compensation,” Mr. Fletcher, Mr. Walker and Mr. Nelson either changed roles during the year or did not work for the Company for the entire year. Accordingly, the amounts shown in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column reflect their prorated maximum targets for fiscal year 2018.

Outstanding Equity Awards at December 31, 2018

The following table presents for each of our named executive officers information regarding outstanding options and RSUs held as of December 31, 2018. All outstanding equity awards are exercisable for Class A common stock.

	Option Awards						Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Adam Selipsky	9/16/2016	42,187	32,813	(2)	54.87	9/16/2026
	9/16/2016						106,969	(2)	12,836,280
	8/15/2017						22,986	(3)	2,758,320
	2/15/2018						92,642	(4)	11,117,040
Damon Fletcher	2/15/2015						181	(4)	21,720
	2/15/2016						3,166	(4)	379,920
	2/15/2017						6,581	(4)	789,720
	2/15/2018						27,792	(4)	3,335,040
Thomas Walker	2/15/2017						29,913	(5)	3,589,560
Keenan Conder	2/15/2015						797	(4)	95,640
	5/15/2016						7,535	(6)	904,200
	2/15/2017						13,417	(4)	1,610,040
	2/15/2018						16,543	(4)	1,985,160
Dan Miller	2/15/2017						56,286	(4)	6,754,320
	2/15/2018						27,792	(4)	3,335,040
Mark Nelson	5/21/2018						72,816	(7)	8,737,920

(1)	Represents the market value of the unvested shares subject to the RSU based on the closing price of our Class A common stock on December 31, 2018, which was $120.00 per share.

(2)

The awards vest over four years, with 25% of the shares underlying the award vesting on August 15, 2017, and the balance vesting in equal quarterly installments over the remaining three years, subject to the individual’s continued service with us through each vesting date.

(3)

The RSUs vest in equal quarterly installments over four years beginning on the quarterly anniversary of the vesting commencement date and subject to the individual’s continued service with us through each vesting date.

(4)

The RSUs vest over four years, with 25% of the RSUs vesting on the one-year anniversary of the vesting commencement date and the balance vesting in equal quarterly installments over the remaining three years, subject to the individual’s continued service with us through each vesting date.

(5)

The RSUs vest in equal quarterly installments over four years beginning on the quarterly anniversary of the vesting commencement date and subject to the individual’s continued service with us through each vesting date; the vesting was tolled, however, during Mr. Walker’s sabbatical. In recognition of Mr. Walker’s over 13 years of service to the Company, the Compensation Committee approved the acceleration of vesting of certain of his outstanding unvested RSUs, covering 34,111 shares, effective February 15, 2018.

(6)

The RSUs vest at the rate of 25% on February 15, 2017, and the balance vesting in equal quarterly installments over the following three years, subject to the individual’s continued service with us through each vesting date.

(7)

The RSUs vest over four years, with 25% of the RSUs vesting on May 15, 2019, and the balance vesting in equal quarterly installments over the remaining three years, subject to the individual’s continued service with us through each vesting date.

Option Exercises and Stock Vested in 2018

The following table provides information for each of the named executive officers on the number of shares of our common stock acquired upon the exercise of stock options and the vesting of RSUs, including the aggregate value realized upon exercise and vesting, before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Adam Selipsky	—	—	69,484	6,882,034
Damon Fletcher	—	—	9,121	864,976
Thomas Walker	—	—	55,572	4,723,874
Keenan Conder	32,690	2,265,255	20,671	1,960,970
Dan Miller	—	—	43,777	4,040,876
Mark Nelson(4)	—	—	—	—

(1)

These values assume that the fair market value of the Class B common stock underlying the options, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.

(2)

The value realized upon the exercise of an option is calculated as the product of (a) the number of shares for which the options were exercised and (b) the excess of the market price of our Class B common stock, assumed to be equal to our Class A common stock as described in footnote (1) above, on the date of exercise over the applicable exercise price per share of the options.

(3)

The value realized upon the vesting of an RSU is calculated as the product of (a) the number of shares of Class A common stock underlying the RSUs that vested and (b) the closing price of our Class A common stock on the vesting date (or the prior trading day, if the vest date does not fall on a trading day).

(4)	Mr. Nelson joined Tableau in May 2018.

Executive Offer Letters and Arrangements

Offer Letters

Each of our named executive officers is an at-will employee. Offer letters with our named executive officers provide for one or more of the following: salary, annual cash incentive bonus based on Company and individual performance, equity-based awards, participation in our company-wide employee benefit plans, and in certain cases, additional perquisites. Each of our named executive officers has also executed our standard form of confidential information and invention assignment agreement.

In addition to these standard provisions, Mr. Selipsky’s offer letter provides for a signing bonus of $1 million, which was not deemed earned until his completion of two years of employment with Tableau (in September 2018), and a portion of which Mr. Selipsky would have been required to repay if he was terminated for Cause (as defined below) or resigned without Good Reason (as defined below) within the first 24 months of his employment with the Company. Mr. Selipsky’s offer letter also provides that if his employment is terminated by the Company without Cause or he resigns for Good Reason (not in the context of a change in control) or as a result of his death or disability within the four-year period following his commencement of employment, then, subject to his obligations described below, he will be entitled to the continuation of his base salary for a period of 18 months, a lump sum cash payment equal to his target bonus for the calendar year in which the separation occurs prorated based on such separation date, COBRA coverage for up to 18 months, and acceleration of vesting by 12 months of his then-outstanding unvested equity awards. These severance benefits are conditioned upon Mr. Selipsky’s compliance with certain standard contractual obligations, his execution of a release of claims in favor of the Company, and his resignation as a director on the termination date.

Mr. Miller is also eligible for the standard provisions described above, plus his offer letter includes a signing bonus of $350,000, which was not deemed earned until his completion of one year of employment with Tableau (in February 2018), and a portion of which Mr. Miller may have been required to repay if he was terminated for Cause (as defined below) or resigned without Good Reason (as defined below) within the first 12 months of his employment with the Company. Mr. Miller’s offer letter also provides that if his employment is terminated by the Company without Cause or he resigns for Good Reason (not in the context of a change in control) or as a result of his death or disability within the twelve-month period following his commencement of employment, then, subject to his obligations described below, he will be entitled to the continuation of his base salary for a period of

12 months, a lump sum cash payment equal to his target bonus for the calendar year in which the separation occurs prorated based on such separation date, and COBRA coverage for up to 12 months. These severance benefits are conditioned upon Mr. Miller’s compliance with certain standard contractual obligations and his execution of a release of claims in favor of the Company.

Mr. Nelson is also eligible for the standard provisions described above, plus his offer letter includes a signing bonus of $550,000, which will not be deemed earned until his completion of one year of employment with Tableau in May 2019, and a portion of which Mr. Nelson may be required to repay if he is terminated for Cause (as defined below) or resigns without Good Reason (as defined below) within the first 12 months of his employment with the Company. Mr. Nelson’s offer letter also provides that if his employment is terminated by the Company without Cause or he resigns for Good Reason (not in the context of a change in control) or as a result of his death or disability within the twelve-month period following his commencement of employment, then, subject to his obligations described below, he will be entitled to the continuation of his base salary for a period of 12 months, a lump sum cash payment equal to his target bonus for the calendar year in which the separation occurs prorated based on such separation date, and COBRA coverage for up to 12 months. These severance benefits are conditioned upon Mr. Nelson’s compliance with certain standard contractual obligations and his execution of a release of claims in favor of the Company

For purposes of Mr. Selipsky’s, Mr. Miller’s and Mr. Nelson’s offer letters:

•

“Cause” means (i) willful failure to substantially perform his duties to the Company or deliberate and material violation of a Company policy; (ii) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with the Company; or (iv) the willful and material breach of any of his obligations under any written agreement or covenants with the Company.

•	“Good Reason” has the same meaning as indicated under the Change in Control Agreements described below.

Change in Control Agreements

In order to ensure retention of key personnel and continuity of the business in the event of a change in control, we have also entered into change in control severance agreements with key personnel, including each of our named executive officers, the terms of which were approved by our Compensation Committee (Change in Control Agreements).

The Change in Control Agreements provide for the following benefits upon a “Covered Termination” (as described below):

•	a lump sum payment equal to 12 months of such executive’s then-current base salary;

•

reimbursement of COBRA premiums for such executive and his or her eligible dependents, if any, at the level in effect immediately prior to such officer’s termination of employment, for a period of up to 12 months; and

•	100% acceleration of vesting of all then-unvested equity awards held by such executive.

For purposes of the Change in Control Agreements:

•

“Covered Termination” means dismissal or discharge for reasons other than Cause (and other than as a result of death or disability), or termination of employment for Good Reason, either of which occurs within 12 months following the effective date of a change in control.

•

“Cause” means the executive’s (i) willful failure to substantially perform his or her duties to the Company or deliberate and material violation of a Company policy; (ii) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by executive of any proprietary information or trade secrets of the Company or any other party to whom the named executive officer owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) willful breach of any obligations under any written agreement or covenant with the

Company, in each case in the reasonable determination of the Board. Notwithstanding the foregoing, Cause shall not exist based on conduct described in clause (i) unless the conduct has not been cured within 15 days following the executive’s receipt of written notice from the Company specifying the particulars of the conduct constituting Cause.

•

“Good Reason” means the occurrence of one or more of the following, without an executive’s express written consent (i) a material reduction in executive’s responsibilities, provided that neither a mere change in title alone nor reassignment following a change in control to a position that is substantially similar to the position held prior to the change in control shall constitute a material reduction in job responsibilities; (ii) relocation by the Company or a subsidiary, parent, affiliate or successor thereto, as appropriate, of executive’s Employee’s primary business location that increases one way commute by more than 35 miles; or (iii) a reduction in then-current base salary by at least 10%, provided that an across-the-board reduction in the salary level of all other employees or consultants in positions similar to executive’s by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction; provided, however, that in order for an event to qualify as Good Reason, the executive must (1) provide the Company with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, executive’s resignation from all positions then held with the Company must be effective not later than 30 days after the expiration of the cure period.

Payment of any severance benefits described above is conditioned on the executive’s timely execution of a general release of claims in our favor.

Any potential payments and benefits due upon a termination of employment or a change in control of us are further described in this section under the heading “Potential Payments Upon Termination or Change in Control” below.

Pension Benefits and Nonqualified Deferred Compensation Plans

We do not have any plans with any of our named executive officers that provide for payments or other benefits at, following, or in connection with retirement. We also do not have any defined contribution or other plan with any of our named executive officers that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

Tableau has entered into agreements that entitle our named executive officers to certain benefits in the event of a “Covered Termination” and, additionally, in the case of Mr. Selipsky and Mr. Nelson, certain benefits in the event of a qualifying termination – within four years (for Mr. Selipsky) or within one year (for Mr. Nelson) of his start date.

These agreements, including the circumstances that would trigger payments or the provision of other benefits, and material conditions and obligations applicable to the recipient of payments and benefits, are described in this section under the heading “Executive Offer Letters and Arrangements” above.

The below tables provide information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. Payments and benefits are estimated assuming that the triggering event took place on December 31, 2018. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. Payment of any severance benefits is conditioned on the executive’s timely execution of a general release of claims in our favor.

For purposes of valuing accelerated vesting, the values indicated in the tables below are calculated, with respect to stock options, as the aggregate difference between the fair market value of a share of our common stock underlying the option on December 31, 2018, and the exercise price of the applicable option, multiplied by the number of unvested shares accelerated, and, with respect to RSUs, as the fair market value of a share of our Class A common stock on December 31, 2018, multiplied by the number of unvested RSUs accelerated. The closing price of our Class A common stock on December 31, 2018, was $120.00 per share.

Potential Payments to Named Executive Officers (Other than Mr. Selipsky and Mr. Nelson) Upon Termination Under Change in Control Agreements

Name	Cash Severance ($)	COBRA Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)
Damon Fletcher	370,000	29,136	4,526,400	4,925,536
Thomas Walker	400,000	29,136	3,589,560	4,018,696
Keenan Conder	340,000	29,136	4,595,040	4,964,176
Dan Miller	450,000	29,136	10,089,360	10,568,496

Potential Payments to Mr. Selipsky and Mr. Nelson Upon Termination or Change in Control

	Cash Severance ($)	Bonus ($)	COBRA Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)
Adam Selipsky
Offer Letter(1)	795,000	530,000	43,705	14,422,748	15,791,453
Change in Control Agreement	530,000	—	29,136	28,848,751	29,407,887
Mark Nelson
Offer Letter(2)	450,000	337,500	8,868	—	796,368
Change in Control Agreement	450,000	—	8,868	8,737,920	9,196,788

(1)

Severance amounts are payable if Mr. Selipsky’s employment is terminated by us without Cause or he resigns for Good Reason (not in the context of a change in control) or as a result of his death or disability, on or prior to September 16, 2020.

(2)	Severance amounts are payable if Mr. Nelson is terminated by us without Cause or he resigns for Good Reason (not in the context of a change in control) on or prior to May 21, 2019.

CEO Pay Ratio

For 2018:

•	The annual total compensation of the employee identified at the median of our company (other than our CEO), was $150,710; and

•	The annual total compensation of our CEO was $8,787,603.

Based on this information, for 2018, the ratio of the annual total compensation of Mr. Selipsky, our CEO, to the median of the annual total compensation of all employees was estimated to be 58:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows.

•

We determined that, as of October 1, 2018, our employee population consisted of approximately 4,260 individuals globally. We selected October 1, which is within the last three months of fiscal year 2018, as the date upon which we would identify the “median employee,” because it allowed us to make such identification in a reasonably efficient and economical manner given the global scope of our operations.

•	We included all of our full-time, part-time, and temporary employees globally.

•	The compensation of all newly hired permanent employees was annualized based on the compensation received during this period.

•

Earnings of our employees outside the U.S. were converted to U.S. dollars using the currency exchange rates used for organizational planning purposes, which consider historic and forecasted rates as well as other factors. We did not make any cost of living adjustments.

•

To identify the “median employee” from our employee population, we collected overall cash compensation for each employee, including annual base salary and bonus and commission, as applicable, for fiscal year 2018. We determined that the median employee identified in fiscal year 2017 was no longer representative as the median of the Company’s employee population due to a significant change in position during 2018, related pay increases, and compensation related to individual performance. Accordingly, for 2018, a new median employee was substituted, having been determined using the same methodology as used in 2017. The Company then calculated annual total compensation for this median employee using the same methodology used to calculate annual total compensation for the named executive officers as set forth in the 2018 Summary Compensation Table above.

Equity Compensation Plan Information

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2018.

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options and Rights(2) (#)	(b) Weighted Average Exercise Price of Outstanding Options and Rights(3) ($/Share)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(4) (#)
Equity Compensation Plans Approved By Stockholders(1)	9,113,837	10.44	11,667,509
Equity Compensation Plans Not Approved By Stockholders	—	—	—
Total	9,113,837	10.44	11,667,509

(1)	Includes securities issuable under our 2004 Equity Incentive Plan (2004 Plan), Amended 2013 Plan and 2013 ESPP.

(2)

Consists of (i) options to purchase 121,017 shares of Class A common stock under our Amended 2013 Plan and 1,798,366 shares of Class B common stock under our 2004 Plan, and (ii) 7,194,454 shares of our Class A common stock subject to RSUs under our Amended 2013 Plan.

(3)	The weighted average exercise price is calculated based solely on the outstanding stock options. It does not take into account the shares issuable upon vesting of RSUs, which have no exercise price.

(4)

Includes 7,687,965 and 3,979,544 shares of Class A common stock available for issuance under the Amended 2013 Plan and 2013 ESPP, respectively. As of the date of our initial public offering, no further shares were available for issuance under the 2004 Plan. The number of shares reserved for issuance under the Amended 2013 Plan automatically increases on January 1st each year, starting on January 1, 2014 and continuing through January 1, 2023, by the lesser of (a) 5% of the total number of shares of our capital stock outstanding on December 31st of the immediately preceding calendar year and (b) a number determined by our Board. The number of shares reserved for issuance under the 2013 ESPP automatically increases on January 1st each year, starting on January 1, 2014 and continuing through January 1, 2023, by the lesser of (a) 1% of the total number of shares of our capital stock outstanding on December 31st of the preceding calendar year, (b) 4,000,000 shares of Class A common stock or (c) a number determined by our Board. Pursuant to these provisions, an additional 4,217,847 and 843,569 shares of Class A common stock were added to the Amended 2013 Plan and 2013 ESPP, respectively, effective January 1, 2019.

AUDIT

Audit and Non-Audit Fees

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2018 and December 31, 2017, by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year Ended December 31,
	2018	2017
	(in thousands)
Audit Fees(1)	$2,184	$1,726
Audit-related Fees	—	—
Tax Fees(2)	201	185
All Other Fees(3)	216	9

Total Fees	$2,601	$1,920

(1)

Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, additional fees associated with the Company’s adoption of ASC 606, and audit services that are normally provided by independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.

(2)	Tax fees for fiscal years ended December 31, 2018 and 2017 consist of fees for services related to global tax compliance.

(3)

All other fees billed for fiscal year ended December 31, 2018 principally related to advisory services for cyber-security and software licensing fees for accounting research tools. All other fees billed for fiscal year ended December 31, 2017 principally related to services and software licensing fees for accounting research tools.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of the 2018 financial statements, the Company entered into an engagement agreement with PricewaterhouseCoopers LLP that sets forth the terms by which PricewaterhouseCoopers LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services has been delegated to our Audit Committee Chairman up to $100,000, and any such pre-approval is reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

Audit Committee Report(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018, with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee of the Board of Directors has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Mr. Brooke Seawell, Chair
Mr. Elliott Jurgensen, Jr. Ms. Gerri Martin-Flickinger
Mr. John McAdam

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

ITEMS TO BE VOTED ON

Proposal 1 — Election of Directors

The Nominating Committee has recommended, and our Board has approved, the following nominees for election as Class III directors at the Annual Meeting:

•	Adam Selipsky

•	Christian Chabot

•	Christopher Stolte

The term of office of each person elected as a Class III director will continue for a three-year term until our annual meeting of stockholders to be held in 2022, or until a successor has been elected and qualified.

The sections titled “Directors and Executive Officers,” “Board Composition and Leadership,” and “Director Selection and Nominations” under the “Directors, Executive Officers and Corporate Governance” section of this proxy statement contain detailed biographical information for each nominee, including more information about the leadership skills and other experiences that caused the Nominating Committee and the Board to determine that these nominees should serve as directors of Tableau.

Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for these nominees, who are all presently directors of Tableau. Mr. Chabot and Dr. Stolte were originally elected to the Board prior to our initial public offering pursuant to the provisions of a voting agreement entered into by certain of our stockholders, including our founders, Mr. Chabot, Dr. Stolte and Dr. Hanrahan, that terminated upon the completion of our initial public offering in 2013.

If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee instead will be voted for the election of a substitute nominee proposed by Tableau. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative “FOR” votes will be elected as directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, “FOR” the election of the three nominees.

Our Board recommends a vote FOR the election to the Board of each of the above-mentioned nominees.

Proposal 2 — Advisory Vote on Executive Compensation

The Board recognizes the interests our investors have in the compensation of our named executive officers. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC.

At our annual meeting held last year, the stockholders overwhelmingly approved the advisory vote regarding the compensation of our named executive officers, with approximately 90% of the total votes cast voting in favor of the proposal. Based on these results, the Compensation Committee continued many of the executive compensation philosophies, programs, and practices that help us achieve the objectives of our executive compensation programs and earn stockholder support by providing compensation packages to our executive officers that are:

•	competitive;

•	reward achievement;

•	drive development of a successful and growing business; and

•	align the interests of our executive officers with our stockholders through equity ownership in Tableau.

In addition, at our 2015 annual meeting of stockholders, the stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers every year. After consideration of the voting results, the Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year we are again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

The Compensation Committee of the Board periodically reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, our compensation programs are designed to motivate our executives to create a successful company. We believe that our compensation programs, with its balance of short-term incentives (including cash bonus awards) and long-term incentives (including equity awards that vest over four years) reward sustained performance that is aligned with long-term stockholder interests.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in this proxy statement for the 2019 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation tables and narrative discussion, and other related disclosure by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, compensation tables and narrative discussion, is hereby APPROVED by the stockholders of Tableau Software, Inc.”

As an advisory vote, the result will not be binding on the Board or Compensation Committee. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. The Board and the Compensation Committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executive officers, the next scheduled say-on-pay vote will be at the 2020 annual meeting of stockholders.

Advisory approval of this proposal requires the vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

Our Board recommends a vote FOR the advisory vote on executive compensation.

Proposal 3 — Ratification of Independent Registered Public Accounting Firm for 2019 Fiscal Year

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, and has further directed that management submit the appointment of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since the fiscal year ended December 31, 2003. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of shares representing a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

Our Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

OTHER INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Tableau stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received the Notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that we or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request “householding” of your communications, please notify your broker or the Company. Direct your written request to the Company to our Corporate Secretary at Tableau Software, Inc., 1621 North 34th Street, Seattle, Washington 98103, or contact our Corporate Secretary at (206) 633-3400.

Stockholder Proposals

To be considered for inclusion in next year’s proxy materials your proposal must be submitted in writing by December 12, 2019, to our Corporate Secretary at 1621 North 34th Street, Seattle, Washington 98103, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act; provided, however, that if the next year’s annual meeting of stockholders is held before April 21, 2020, or after June 20, 2020, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for next year’s annual meeting of stockholders.

If you wish to submit a proposal (including a director nomination) at next year’s annual meeting of stockholders that is not to be included in next year’s proxy materials, the proposal must be received by our Corporate Secretary not later than the close of business on February 21, 2020, nor earlier than the close of business on January 22, 2020; provided, however, that if our next year’s annual meeting of stockholders is held before April 21, 2020, or after June 20, 2020, then the proposal must be received not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC, is available without charge upon written request to: Tableau Software, Inc., Attn: Corporate Secretary, 1621 North 34th Street, Seattle, Washington 98103.

TABLEAU SOFTWARE, INC. 1621 N 34TH STREET SEATTLE, WA 98103 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR each of the following nominees for Class III Director: 1. Election of Class III Directors Nominees 01) Adam Selipsky 02) Christian Chabot 03) Christopher Stolte The Board of Directors recommends you vote FOR proposals 2. and 3. 2. Approval, on an advisory basis, of the compensation of Tableau’s named executive officers. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as Tableau’s independent registered public accounting firm for the fiscal year ending December 31, 2019. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000406269_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com TABLEAU SOFTWARE, INC. Annual Meeting of Stockholders May 21, 2019 11:00 AM This proxy is solicited by the Board of Directors This Proxy is solicited on behalf of the Board of Directors. The undersigned stockholder of TABLEAU SOFTWARE, INC., hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated as of April 9, 2019, and the 2018 Annual Report to Stockholders and hereby appoints Keenan M. Conder as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2019 Annual Meeting of Stockholders of TABLEAU SOFTWARE, INC. to be held on May 21, 2019 at 11:00 a.m. local time, at the Company’s headquarters, located at 1621 North 34th Street, Seattle, Washington 98103, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED 1) “FOR” THE ELECTION OF EACH OF ADAM SELIPSKY, CHRISTIAN CHABOT AND CHRISTOPHER STOLTE; 2) “FOR” THE ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION; AND 3) “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019; AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. Continued and to be signed on reverse side 0000406269_2 R1.0.1.18